Exhibit 4.17

License Agreement

by and between

Prometheus Laboratories Inc.

and

Rosetta Genomics Ltd.

April 10, 2009

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
 CONFIDENTIAL

TABLE OF CONTENTS

Page
1.	DEFINITIONS		1

2.	GRANT OF RIGHTS; NON-COMPETE		11

	2.1	Licenses	11
	2.2	Right to Sublicense.	15
	2.3	Ongoing Disclosure and Delivery of Licensed Intellectual Property	16
	2.4	Non-Compete in Prometheus Territory.	17
	2.5	Compliance with Upstream License Agreements.	17
	2.6	After-acquired Rights	18

3.	DEVELOPMENT AND COMMERCIALIZATION MATTERS		19

	3.1	Development Oversight Committee	19
	3.2	Development Program.	22
	3.3	Improvements.	25
	3.4	Commercialization.	28
	3.5	Patent Marking	28

4.	PAYMENTS		28

	4.1	Up-Front Equity	28
	4.2	Milestone Payments.	28
	4.3	Royalty.	29
	4.4	Permitted Reductions.	29
	4.5	Payment and Reports	30
	4.6	Record Keeping	31
	4.7	Audit Rights	31
	4.8	Withholding Taxes	31

5.	INTELLECTUAL PROPERTY RIGHTS		32

	5.1	Patent Prosecution and Maintenance; Product Technical Information.	32
	5.2	Infringement or Misappropriation of Licensed Intellectual Property.	33
	5.3	Resolution of Potential Blocking Positions	36

6.	CONFIDENTIAL INFORMATION		39

	6.1	Confidentiality.	39
	6.2	Publicity and Permitted Disclosures	40

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS		41

	7.1	Corporate Existence and Power	41
	7.2	Authority	41
	7.3	Intellectual Property	41

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
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	7.4	Regulatory Matters	44
	7.5	Compliance with Laws.	44
	7.6	Existing Research Agreements	44
	7.7	Legal Proceedings	44
	7.8	Financial Condition	45

8.	INDEMNIFICATION		45

	8.1	Indemnification by Rosetta	45
	8.2	Indemnification by Prometheus	45
	8.3	Indemnification Procedures	46
	8.4	Insurance	46

9.	TERM AND TERMINATION		46

	9.1	Term	46
	9.2	Termination of Agreement for Breach	46
	9.3	Termination of Agreement for Insolvency	47
	9.4	Termination of Agreement for Convenience by Prometheus	47
	9.5	Termination for Challenge to Licensed Patents	47
	9.6	Procedure upon Termination or Expiration of Agreement	48
	9.7	Survival	48

10.	LIMITATION OF LIABILITY		48

11.	DISPUTE RESOLUTION		49

	11.1	Informal Resolution	49
	11.2	Arbitration	49
	11.3	Escrow	49
	11.4	Governing Law	50

12.	MISCELLANEOUS		50

	12.1	Unenforceability	50
	12.2	Compliance with Law	50
	12.3	No Waiver	50
	12.4	Drafting; Fairness of Agreement	50
	12.5	Assignment	50
	12.6	Relationship of the Parties	50
	12.7	Injunctive Relief	51
	12.8	Notices	51
	12.9	Entire Agreement	52
	12.10	Force Majeure	52
	12.11	Headings	52
	12.12	Right of Set-Off	52
	12.13	Costs and Expenses	53
	12.14	Applicability of Section 365(n) of the Bankruptcy Code.	53

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
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	12.15	Counterparts	53

13.	CLOSING.		53

	13.1	Closing Date	53
	13.2	Deliverables at Closing by Rosetta	53
	13.3	Deliverables at Closing by Prometheus	54
	13.4	Conditions Precedent to Obligations of Prometheus	54
	13.5	Conditions Precedent to Obligations of Seller	54
	13.6	Waiver of Conditions	55
	13.7	Notifications.	55
	13.8	No Negotiation.	55

Annex A	Licensed Intellectual Property
Annex B	Development Plan
Annex C	Services Agreement
Annex D	Service Agreement Profits
Annex E	Estimate for Additional Development Expenses
Annex F	Existing Research Agreements
Annex G	Select Provisions of JHU Agreement
Annex H	Rosetta Press Release
Annex I	Form of THM Written Statement

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of April 10, 2009 (the “Execution Date”), and is by and between Prometheus Laboratories Inc., a California corporation having its principal place of business at 9410 Carroll Park Drive, San Diego, CA 92121 USA (“Prometheus”) and Rosetta Genomics Ltd., a corporation organized under the laws of Israel, having its principal place of business at 10 Plaut St., Rehovot, Israel, 76706 (“Rosetta”).

RECITALS

Whereas, Rosetta is the owner of all right, title and interest in or otherwise has the right to license certain Patents and Technical Information related to certain Diagnostic Tests (each as hereinafter defined); and

Whereas, Rosetta desires to grant, and Prometheus desires to accept, a License (as hereinafter defined) under such Patents and Technical Information to research, develop, practice and commercialize Licensed Products for use in the Field and in the Prometheus Territory (each as hereinafter defined) on the terms and conditions set forth herein.

AGREEMENT

Now, Therefore, for and in consideration of the above-described recitals, the mutual promises and covenants of the parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto (each a “Party” and together the “Parties”), intending to be legally bound, enter into the agreements contained herein.

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to either Party, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Party.  For the purposes of this definition, the term “control”, as applied to any person or entity, means the ownership or control, directly or indirectly, of (a) more than fifty percent (50%) or (b) the maximum percentage, if equal to or less than fifty percent (50%), allowed by law in the country of the controlled person or entity, of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided that such entity shall be considered an “Affiliate” only during the time that such “control” exists.

“Agreement” shall have the meaning set forth in the Introduction.

“Alliance Manager” shall have the meaning set forth in Section 3.1.1.

“Budget” shall have the meaning set forth in Section 3.2.2.

“Claim” shall mean any charge, allegation, notice, civil, criminal or administrative claim, demand, complaint, cause of action, suit, Proceeding, arbitration, hearing or investigation.

“CLIA” shall mean the Clinical Laboratory Improvement Amendments of 1988.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Clinical Development Subcommittee” shall have the meaning set forth in Section 3.1.5.

“Closing” shall have the meaning set forth in Section 13.1.

“Commercial Technology Platforms” shall mean the Real-Time PCR Technology, MGB Probes, microarrays or other generally commercially available technology platforms used to provide any Services under the Services Agreement or used by Prometheus or its Affiliates or Sublicensees to perform any Diagnostic Test.

“Combination Product” shall have the meaning set forth in Section 4.4.2.

“Commercially Reasonable Efforts” shall have the meaning set forth in Section 3.2.6(c), except that in the context of any request that Rosetta is required hereunder to make to an Upstream Licensor with respect to an amendment, modification or waiver of any provision of an Upstream License Agreement or any matter that is outside the scope of such Upstream Licensor’s obligations thereunder, Commercially Reasonable Efforts shall be limited to Rosetta’s making such request once in a good-faith manner to a representative of such Upstream Licensor who is responsible for administering the relevant Upstream License Agreement, and negotiating in good faith with such Upstream Licensor only if the initial request is not rejected.

“Committee” shall have the meaning set forth in Section 3.1.1.

“Competitor” shall mean any Third Party with (a) a molecular diagnostics business that generates at least [***] of such Third Party’s total revenue from sales or services, (b) an oncology diagnostics business, and/or (c) a gastrointestinal diagnostics business.

“Control” or “Controlled” shall mean, subject to Section 2.6, with respect to Technical Information or Patents, that Rosetta and/or its Affiliates has licensed (or otherwise obtained rights to or under) such Technical Information or Patents from a Third Party and Rosetta and/or its Affiliates has the right to grant sublicenses to such Technical Information or Patents.

“Development Fund” shall mean a ring-fenced account maintained by Rosetta and dedicated solely to meeting the costs and expenses required to complete the Development Program.

“Development Plan” shall have the meaning set forth in Section 3.2.2.

“Development Program” shall have the meaning set forth in Section 3.2.1.

“Diagnostic Tests” shall mean each of the following diagnostic tests and any Improvements agreed by the parties to be incorporated therein: (a) the Squamous Test, (b) the Mesothelioma Test, (c) the Mets Test, (d) the Second Generation Mets Test, (e) the IBS Test, and (f) the IBD Test.

“Dispute” shall have the meaning set forth in Section 11.1.

“Effective Date” shall have the meaning set forth in Section 13.1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Encumbrance” shall mean any lien, pledge, security interest, right of first refusal, option, title defect, Claim, license, restriction, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Escrow Account” shall have the meaning set forth in Section 11.3.

“Escrow Agent” shall have the meaning set forth in Section 11.3.

“Excluded Acquisition Patents” shall mean any Patents which (a) are acquired by Rosetta or its Affiliates after the Effective Date and (b) are useful or necessary for the Exploitation of a Diagnostic Test, and which Rosetta is unable, despite using Commercially Reasonable Efforts, to license or sublicense (as applicable) to Prometheus due to the grant of prior exclusive rights to such Patents to Third Parties prior to the applicable acquisition thereof by Rosetta and/or its Affiliates.

“Excluded Acquisition Technical Information” shall mean any Technical Information which (a) is acquired by Rosetta or its Affiliates after the Effective Date and (b) is useful or necessary for the Exploitation of a Diagnostic Test, and which Rosetta is unable, despite using Commercially Reasonable Efforts, to license or sublicense (as applicable) to Prometheus due to the grant of prior exclusive rights to such Technical Information to Third Parties prior to the applicable acquisition thereof by Rosetta and/or its Affiliates or prior to the time at which it is determined that such Technical Information is useful or necessary for the Exploitation of a Diagnostic Test.

“Execution Date” shall have the meaning set forth in the Introduction.

“Existing Research Agreements” shall have the meaning set forth in Section 2.1.3(b).

“Expert” shall have the meaning set forth in Section 5.3.2(b).

“Exploit,” “Exploiting” or “Exploitation” shall mean to develop, make, have made, use, sell, have sold, offer for sale, have offered for sale, market, promote, distribute and import.  For clarity, the performance of a Diagnostic Test shall constitute an Exploitation thereof.

“FDA” shall mean the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services and any successor agencies.

“FDA Act” shall mean the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as they may be amended or supplemented from time to time, or an equivalent application under any successor laws or regulations.

“FDA Clearance” shall mean any approval, certification or clearance that may be required at any time during the Term by the FDA in connection with the marketing, offer for sale, sale, performance, provision or transfer from one laboratory to another of any Licensed Product.

“Field” shall mean the diagnosis of any disease or any human condition. For the purposes of this definition, “diagnosis” shall mean use (a) where the medical management of a human  is involved, for (i) the measurement, observation or determination of (x) the presence of a human disease, (y) the stage, progression or severity of a human disease, (z) the risk of contracting a human disease, and/or (ii) the selection of patients for a particular treatment with respect to a disease; and/or (b) in a clinical laboratory for tracking, testing or quality controlling of human body fluids or tissue samples; and/or (c) designated and regulated by the FDA as a diagnostic test or analyte specific reagent, to the extent used according to (a) and/or (b) above.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Force Majeure Event” shall mean any cause or contingency beyond a Party’s reasonable control, including, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, or compliance with any order or regulation of any Regulatory Authority acting within color of right and, for purposes of Section 3.2.6(a), any circumstances caused by the other Party.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“HHMI” shall have the meaning set forth in Section 2.5.2.

“IBD Test” shall mean a diagnostic test for the aggressiveness and predictive response to biologics in patients with inflammatory bowel disease (IBD).

“IBS Test” shall mean a diagnostic test for the identification of irritable bowel syndrome (IBS) subtypes IBS-d, IBS-c and IBS-a, as such subtypes are further defined by the Committee in the course of the Development Program.

“Improvements” shall mean new improvements, discoveries, inventions, developments, enhancements, updates to and new features of the Mets Software, derivative works, technology, Technical Information and other intellectual property, whether or not patentable or protectable, necessary or useful for the Exploitation of the Licensed Products.

“Indemnifying Party” shall have the meaning set forth in Section 8.3.

“Indemnitee” shall have the meaning set forth in Section 8.3.

“JHU” shall mean Johns Hopkins University.

“Joint Improvement” shall have the meaning set forth in Section 3.3.2.

“Law” shall mean any federal, state (including the State of New York) or local law, statute or ordinance, or any rule, regulation, or published final guidelines promulgated by any governmental or regulatory authority, including the laws of the State of New York, the laws of the State of Pennsylvania, the FDA Act, CLIA, and the College of American Pathologists Accreditation 15189.

“License” shall mean the licenses set forth in Sections 2.1.1, 2.1.2 and 2.1.4 of this Agreement.

“Licensed Intellectual Property” shall mean the Licensed Patents, the Product Technical Information and the Mets Software.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Licensed Patents” shall mean the Platform Patents and the Product Patents.

“Licensed Process” shall mean any process that, absent the License granted herein, would infringe a Valid Claim.

“Licensed Product” shall mean any Diagnostic Test (a) the Exploitation of which, or of any process, method, material, composition or assay used therein or for the performance thereof, would infringe a Valid Claim but for the licenses granted herein, (b) which was developed or manufactured using a Licensed Process, or (c) which incorporates or is developed using Royalty-Bearing Technical Information.

“Limited Exclusive” shall mean with respect to the License granted to Prometheus hereunder, exclusive even as against Rosetta and its Affiliates, but subject to any co-exclusivity terms and other retained rights of Upstream Licensors and their licensees (other than Rosetta and its Affiliates) of the Upstream Licensed Patents and/or any Upstream Licensed Technical Information.

“Litigation Costs” shall have the meaning set forth in Section 8.1.

“Losses” shall have the meaning set forth in Section 8.1.

“Mesothelioma Test” shall mean a diagnostic test for the differentiation of mesothelioma from adenocarcinoma.

“Mets Software” shall mean the source code and object code forms of a certain software application which contains, among other things, an algorithm created by or on behalf of Rosetta for the purpose of processing the results of the Mets Test, in the forms that such software exists as of the Effective Date, and any updates and Improvements adopted by Rosetta for the Mets Test and distributed by Rosetta to Prometheus during the Term.

 “Mets Test” shall mean Rosetta’s current diagnostic test for the identification of the origin of the primary tumor of metastases.

 “MGB Probe” shall mean certain quantitative gene expression probe technology that, as of the Effective Date, is commercialized and licensed out by Nanogen, Inc., or its licensees and used in conjunction with the Real-Time PCR Technology in the performance of certain of the Diagnostic Tests.

“Modification Development Period” shall have the meaning set forth in Section 5.3.2.

“Mutual Confidentiality Agreement” shall have the meaning set forth in Section 6.1.6.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Net Sales” shall mean for any period, the gross sales price or fee for performance of Licensed Products sold or otherwise supplied or performed by Prometheus and/or its Affiliates in the Prometheus Territory to Third Parties that are not Affiliates and/or sublicensees of the selling party (unless any such Affiliate is the end user of such Licensed Product, in which case the gross sales price therefore shall be deemed to be the amount that would be billed to a Third Party in an independent arm’s-length transaction) during such period, less the following items, as allocable to such Licensed Products:  (a) discounts, including cash and quantity discounts, chargeback payments and rebates granted to managed healthcare organizations or to federal, state or local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, in each case, as estimated in accordance with Prometheus’ normal accounting procedures consistently applied, (b) credits or refunds for claims, (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Licensed Products, to the extent identified on the invoice, (d) taxes, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of Licensed Products to the extent identified on the invoice, and (e) bad debts in accordance with Prometheus’ normal accounting procedures consistently applied.  Accordingly, such definition of Net Sales shall be equivalent to net sales and bad debt expense as recorded on Prometheus’ (or its Affiliates and/or sublicensees) books and accounting records in compliance with GAAP, and, in the event that Prometheus becomes a publicly listed corporation, consistent with Prometheus’ audited financial statements filed with the US Securities and Exchange Commission.  For purposes of clarification, in no event shall Licensed Products used by Prometheus in quality control testing or distributed as free (at or below cost) research samples or charitable contributions be included in calculating Net Sales.

“Overall Time Period” shall have the meaning set forth in Section 5.3.2.

“Patent(s)” shall mean (a) patents or patent applications; and (b) any divisionals, continuations, substitutions, continuations-in-part, extensions, supplementary protection certificates, renewals, re-examinations or reissues of such patents or applications, as applicable.

“Permitted Successor” has the meaning set forth in Section 12.5.

“Plan B Notice” shall have the meaning set forth in Section 5.3.4.

“Plan C Notice” shall have the meaning set forth in Section 5.3.5.

“Platform Improvement” shall mean any Improvement which is covered by one or more claims of a Platform Patent that is independently developed or otherwise acquired by Prometheus or its Affiliates during the Term.  For the avoidance of doubt, an Improvement microRNA sequence is excluded from the definition of Platform Improvements unless such microRNA sequence is a specifically disclosed sequence in the Platform Patents.

“Platform Patent(s)” shall mean all Patents in the Prometheus Territory now or in the future owned or Controlled by Rosetta and/or its Affiliates that are necessary or useful for the Exploitation of a Licensed Product and cover one or more compositions of matter or technologies which can be used across two or more products, including but not limited to (a) the Patents listed on Annex A-2 as may be amended from time to time by the Parties; and (b) all Patents in the Prometheus Territory (i) to which any of the Patents set forth on Annex A-2 claim priority or (ii) for which any of the Patents on Annex A-2 form a basis for priority, including any divisionals, continuations, substitutions, continuations-in-part, extensions, renewals, re-examinations or reissues of such Patents listed on Annex A-2, provided that Platform Patents(s) shall not include the Excluded Acquisition Patents.  For the avoidance of doubt, the Platform Patents include all composition of matter claims directed to microRNAs within the Licensed Patents.

“Potential Blocking Patent” shall have the meaning set forth in Section 5.3.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Proceeding” shall mean any action, arbitration, audit (to the knowledge of such Party), hearing, investigation (to the knowledge of such Party), litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any governmental entity or arbitrator.

“Product Improvement” shall mean any Improvement which is covered by one or more claims of a Product Patent that is independently developed or otherwise acquired by Prometheus or its Affiliates during the Term.

“Product Patent(s)” shall mean all Patents in the Prometheus Territory now or in the future owned or Controlled by Rosetta and/or its Affiliates that are necessary or useful for any of the Diagnostic Tests and are specifically directed to one or more elements of any of the Diagnostic Tests that are unique to such Diagnostic Test (as contrasted to methods of performance in general of tests based on microRNAs or composition of matter claims that are relevant to multiple indications), including but not limited to (a) the Patents listed on Annex A-1 as may be amended from time to time by the Parties; and (b) all Patents in the Prometheus Territory (i) to which any of the Patents set forth on Annex A-1 claim priority or (ii) for which any of the Patents on Annex A-1 form a basis for priority, including any divisionals, continuations, substitutions, continuations-in-part, extensions, renewals, re-examinations or reissues of such Patents listed on Annex A-1, provided that Product Patents(s) shall not include the Excluded Acquisition Patents or the Platform Patents. For the avoidance of doubt, subject to Section 5.1.1(e), the Product Patents include all methods of use claims directed to the use of microRNAs for the indications that are the targets of the Diagnostic Tests, but exclude all composition of matter claims directed to microRNAs.

“Product Technical Information” shall mean any Technical Information which is necessary or useful to Exploit the Licensed Products in the Prometheus Territory and owned or otherwise Controlled by Rosetta or any of its Affiliates as of the Effective Date or during the Term, including Rosetta Improvements incorporated into the Licensed Products, if any, but excluding any Excluded Acquisition Technical Information and any Technical Information that is claimed or disclosed in the Licensed Patents.

“Prometheus” shall have the meaning set forth in the Introduction.

“Prometheus Confidential Information” shall have the meaning set forth in Section 6.1.2.

“Prometheus Development Contribution” shall have the meaning set forth in Section 3.2.4.

“Prometheus Product Improvement” shall have the meaning set forth in Section 3.3.3.

“Prometheus Indemnitee” shall have the meaning set forth in Section 8.1.

“Prometheus Territory” shall mean the United States of America, including all of its territories, commonwealths and possessions (including but not limited to Puerto Rico) and military bases (provided that for military bases, the specimen required for the performance of a Diagnostic Test is taken from a patient that is entitled to treatment under a US military health plan, and is processed through military channels, including such specimens collected by a civilian medical facility under contract with the US military).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“PTO” shall have the meaning set forth in Section 5.1.2.

“Real-Time PCR Technology” shall mean certain real-time polymerase chain reaction technology that, as of the Effective Date, is commercialized and licensed out by F. Hoffmann-La Roche Ltd (or its affiliates or its or their licensees) and used in the performance of the Diagnostic Tests.

“Regulatory Approval” shall mean with respect to the Licensed Products or any Improvements thereto, any clearance or approval required by a Regulatory Authority and any other governmental clearances or approvals required in any jurisdiction in the Prometheus Territory to Exploit such Licensed Products or Improvements thereto, including any FDA Clearance.

“Regulatory Authority” shall mean any Federal (including, to the extent applicable, the FDA), State (including the State of New York), or other governmental authority in the Prometheus Territory which has asserted its right to regulate Exploitation of the Licensed Products.

“Regulatory Filing” shall mean any filing with a Regulatory Authority relating to or to permit or request, as applicable, the validation, clinical evaluation or Regulatory Approval of a Licensed Product.

“Repurchase Right” shall have the meaning set forth in Section 2.1.6.

“ROFN” shall have the meaning set forth in Section 2.1.5.

“ROFN Period” shall have the meaning set forth in Section 2.1.5.

“Rosetta” shall have the meaning set forth in the Introduction.

“Rosetta Confidential Information” shall have the meaning set forth in Section 6.1.1.

“Rosetta Improvement” shall have the meaning set forth in Section 3.3.1.

“Rosetta Indemnitee” shall have the meaning set forth in Section 8.2.

“Rosetta Owned Technical Information” shall mean all Product Technical Information which is owned by Rosetta and/or its Affiliates, excluding any Excluded Acquisition Technical Information.

“Rosetta Owned Patents” shall mean all Licensed Patents which are owned by Rosetta and/or its Affiliates other than the Excluded Acquisition Patents.

“Royalty” shall have the meaning set forth in Section 4.3.1.

“Royalty-Bearing Technical Information” shall mean any Upstream Licensed Technical Information which, if incorporated into a Licensed Product or used in the development thereof would result in a Royalty being payable to such Upstream Licensor.

“Royalty Reporting Quarter” shall have the meaning set forth in Section 4.5.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Second Generation Mets Test” shall mean a version of the Mets Test to be developed under this Agreement that is adapted to be performed using a microarray or another alternative to the Real-Time PCR Technology and with the objective to include (a) indications within cancer of unknown primary that are additional to those targeted by the Mets Test, or (b) other enhancements to the Mets Test.

“Services” shall have the meaning set forth in the Services Agreement.

“Services Agreement” shall mean that certain laboratory services agreement, attached hereto as Annex C, to be entered into by the Parties at the Closing.

“Services Agreement Profits” shall mean, with respect to each Diagnostic Test performed on Prometheus’ behalf as part of the Services, the actual amount received by Rosetta from Prometheus and/or its Affiliates for the performance of such Diagnostic Test less the applicable cost of goods (inclusive of reasonable overhead which shall be no more than [***] of the total costs of goods) for performing such Diagnostic Test specified in Annex D.

“Significant Direct Competitor” shall mean any microRNA diagnostic-based product which competes directly with a Diagnostic Test and that tests for the same indication that is the target of such Diagnostic Test.

“Specified Diagnostics Rights” shall have the meaning set forth in Section 2.1.5.

“Squamous Test” shall mean a diagnostic test for the differentiation of squamous from non-squamous non-small cell lung caner.

“Sublicense” shall have the meaning set forth in Section 2.2.

“Sublicensee” shall mean any person or entity other than an Affiliate of Prometheus that is granted a Sublicense by Prometheus.

“Technical Information” shall mean any and all information and materials, including, but not limited to, discoveries, improvements, processes, algorithms (but excluding specific software that implements such algorithms and which is otherwise licensed under Section 2.1.4), methods, protocols, formulas, data, inventions (including without limitation information and inventions contained in the Licensed Patents), know-how and trade secrets, whether or not patentable or protectable.

“Term” shall have the meaning set forth in Section 9.1.

“Third Party” shall mean any person or entity other than Rosetta, Prometheus, or their Affiliates or any Sublicensee of Prometheus.

“Third Party License Negotiation Period” shall have the meaning set forth in Section 5.3.2.

“Third Party Royalty Cap” shall mean:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) with respect to Licensed Products other than the IBS Test or IBD Test, an amount equivalent to [***] of Net Sales; provided that: (i) if no further consideration is required to be paid for the Real-Time PCR Technology, then the Third Party Royalty Cap shall mean an amount equivalent to [***] of Net Sales, (ii) if no further consideration is required to be paid for MGB Probes, then the Third Party Royalty Cap shall mean an amount equivalent to [***] of Net Sales, and (iii) if no further consideration is required to be paid pursuant to either the Real-Time PCR Technology or the MGB Probes, then the Third Party Royalty Cap shall mean an amount equivalent to [***] of Net Sales;

(b) with respect to the IBS Test and IBD Tests only, an amount equivalent to [***] of Net Sales; provided that: (i) if no further consideration is required to be paid for the Real-Time PCR Technology, then the Third Party Royalty Cap shall mean an amount equivalent to [***] of Net Sales, (ii) if no further consideration is required to be paid for MGB Probes, then the Third Party Royalty Cap shall mean an amount equivalent to [***] of Net Sales, and (iii) if no further consideration is required to be paid pursuant to either the Real-Time PCR Technology or the MGB Probes, then the Third Party Royalty Cap shall mean an amount equivalent to [***] of Net Sales, provided that;

(c) notwithstanding anything herein, in the event that the IBS Test or the IBD Test includes microRNAs licensed under the JHU Agreement, the Third Party Royalty Cap applied to such Licensed Product shall be increased by an amount equivalent to [***] of Net Sales.

“THM” shall mean Tel Hashomer Medical Research Infrastructure and Services Ltd.

“Up-Front Stock Issuance” shall have the meaning set forth in Section 4.1.

“Upstream License Agreement” shall mean, subject to Section 2.6, any license agreements between Rosetta and a Third Party pursuant to which certain Licensed Intellectual Property Controlled by Rosetta is licensed to Rosetta by such Third Party, as may be amended from time to time, including but not limited to the following: (a) License Agreement between Garching Innovation GmbH and Rosetta, dated June 30, 2006 (the “Max Planck Agreement”); (b) Diagnostic License Agreement between The Rockefeller University and Rosetta, dated May 4, 2006 (the “Rockefeller Agreement”); (c) Amended and Restated Research Collaboration Agreement between Tel Hashomer Medical Research Infrastructure and Services Ltd and Rosetta, dated June 30, 2008 (the “THM Agreement”), and, if and to the extent that the Committee determines by a unanimous, formal decision documented in writing that the Second Generation Mets Test will include any microRNAs subject thereto, the (d) Exclusive License Agreement between Johns Hopkins University and Rosetta, dated August 2, 2006 (the “JHU Agreement”).  Notwithstanding the foregoing, the Upstream License Agreements exclude any Commercial Technology Platform agreements.

“Upstream Licensed Patent” means a Licensed Patent Controlled but not owned by Rosetta that is licensed to Rosetta pursuant to an Upstream License Agreement.

 “Upstream Licensed Technical Information” shall mean all Product Technical Information Controlled but not owned by Rosetta that is licensed to Rosetta pursuant to the Upstream License Agreements.

“Upstream Licensor” shall mean each of the licensors pursuant to the Upstream License Agreements.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Valid Claim” shall mean either (a) a claim in an issued Patent included within the Licensed Patents, which claim has not lapsed, been revoked, cancelled or become abandoned and has not been declared invalid, unpatentable or unenforceable by any unreversed decision or judgment of a court or other body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer, settlement or otherwise, or (b) a claim of a pending Patent application included in the Licensed Patents, which claim has not been abandoned or disallowed and has been pending for less than seven (7) years from the date such claim was filed with the PTO and has not been cancelled, withdrawn from consideration, denied or abandoned.  Notwithstanding the foregoing, in the case of a claim within any Upstream Licensed Patent, the definition of “Valid Claim” with respect to each such claim shall be the definition thereof set forth in the applicable Upstream License Agreement.

“Validation Subcommittee” shall have the meaning set forth in Section 3.1.6.

1.1.1           Unless the context of this Agreement otherwise requires:  (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar towards refer to this entire Agreement; (d) the terms “Section” or “Annex” refer to the specified Section or Annex of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; (f) the term “including” means “including, without limitation”; (g) “days” refers to calendar days; and (h) the term “not to unreasonably withhold approval” includes not to unreasonably delay or condition such approval. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under GAAP.  All references to “$” amounts hereunder shall be deemed to be U.S. Dollars, and all payments due hereunder shall be made in U.S. Dollars.  All reference to the “knowledge” of Rosetta means the actual knowledge of the following executive officers and key employees of the Company or any successors to their positions: Yoav Chelouche, Amir Avniel, Limor Zur Stoller, Dalia Cohen, Ph.D., Ronen Tamir, Ranit Aharonov Gal, Ph.D., Ayelet Chajut, Ph.D., Tami Fishman Jutkowitz and Tzipora Shoshani Kofitz, Ph.D., after conducting a reasonable investigation of the subject matter thereof, and each statement will be deemed to include a representation that such investigation has been conducted.  For the avoidance of doubt, Rosetta shall not be required to obtain any freedom to operate opinions in order to meet the standard of having conducted a “reasonable investigation.”

2.	GRANT OF RIGHTS; NON-COMPETE

2.1           Licenses.

2.1.1           Patent License. Subject to the terms and conditions set forth herein, Rosetta on behalf of itself and its Affiliates hereby grants to Prometheus and, subject to Section 2.1.8, Prometheus’ Affiliates, a Limited Exclusive, sublicensable (in accordance with Section 2.2), royalty-bearing (in accordance with Section 4) license under the Licensed Patents to Exploit the Licensed Products in the Field in the Prometheus Territory during the Term through any and all means and channels of distribution now known or hereinafter discovered.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.1.2           Technical Information License.  Subject to the terms and conditions set forth herein, Rosetta on behalf of itself and its Affiliates hereby grants to Prometheus and, subject to Section 2.1.8, Prometheus’ Affiliates, a Limited Exclusive, sublicensable (in accordance with Section 2.2), royalty-bearing (in accordance with Section 4) license under Rosetta’s intellectual property rights in the Product Technical Information to Exploit the Licensed Products in the Field in the Prometheus Territory during the Term through any and all means and channels of distribution now known or hereinafter discovered.

2.1.3           Restrictions on Use of Specimens.

(a)           Prometheus agrees and acknowledges that, notwithstanding the License granted to it pursuant to Sections 2.1.1, 2.1.2 and 2.1.4, Prometheus, its Affiliates and its Sublicensees shall not knowingly (after using Commercially Reasonable Efforts to determine the same) conduct Diagnostic Tests using specimens that were initially collected from patients at a facility outside the Prometheus Territory.

(b)           Subject to Section 2.2, Rosetta agrees and acknowledges that during the Term, it and its Affiliates shall not knowingly (after using Commercially Reasonable Efforts to determine the same), except for the benefit of Prometheus, nor shall it or its Affiliates grant any Third Party the right to, conduct Diagnostic Tests using specimens that were initially collected from patients at a facility inside the Prometheus Territory, except in connection with a collaboration or other research agreement between Rosetta or its Affiliates and an academic or other not-for-profit research institution, which collaboration or other agreement (i) was entered into prior to the Execution Date of this Agreement and listed on Annex F (the “Existing Research Agreements”), or (ii) is with an academic or other not-for-profit research institution located inside or outside the Prometheus Territory and has been approved by Prometheus via the Committee.

(c)           The parties shall use Commercially Reasonable Efforts to work together to ensure that the intent of the restrictions set forth in this Section 2.1.3 are adhered to.  Prometheus shall be solely responsible for providing instructions to US military bases and civilian hospitals that contract with such bases with respect to the processing through military channels of the specimens collected from a patient that is entitled to treatment under a US military health plan.  Notwithstanding anything herein, neither Rosetta nor its licensees or distributors shall have any liability to Prometheus arising from Rosetta’s, its licensees’ or distributors’ processing of a sample that is initially obtained outside the Prometheus Territory through US military channels and that is mistakenly sent to Rosetta, its licensees or distributors.

2.1.4           Software License.  Subject to the terms and conditions set forth herein, Rosetta on behalf of itself and its Affiliates hereby grants to Prometheus and, subject to Section 2.1.8, Prometheus’ Affiliates, a non-exclusive, sublicensable (in accordance with Section 2.2), royalty-free license under Rosetta’s intellectual property rights in the Mets Software to install on an unlimited number of computers and/or servers and have an unlimited number of end users execute, use, perform, and display the Mets Software solely for the purpose of performing a Mets Test in the Field in the Prometheus Territory during the Term.  Prometheus shall comply with Sections 2.1.4(a), (b) and (c), and shall impose substantially equivalent restrictions on any of its Affiliates or Sublicensees to which Prometheus provides the Mets Software:

(a)           Prometheus and its Affiliates may make a reasonable number of copies of the Mets Software as necessary for installation, use and back-up, disaster recovery and archival purposes, provided that, in connection with any copy of the Mets Software, Prometheus reproduces all confidentiality and proprietary notices on such copies. Prometheus shall have the right to modify (directly or through a Third Party software developer subject to a reasonable confidentiality agreement) the Mets Software, provided that it promptly provides a copy of such modifications (in object and source code form) and any documentation relating thereto to Rosetta, grants Rosetta a perpetual, worldwide, royalty-free, fully paid up, sublicensable license to Exploit such modifications in conjunction with the Mets Software, and in the case of modifications to the Mets Software made by a Third Party software developer on Prometheus’ behalf, obtains from such Third Party an assignment to Prometheus or a Prometheus Affiliate of all intellectual property rights that such Third Party may have in such modifications.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)           Prometheus and its Affiliates will not distribute, provide or otherwise make the Mets Software available to any Third Party (other than Sublicensees subject to Section 2.2, Third Parties performing software development services on Prometheus’ behalf, and Third Party backup or disaster recovery service providers subject to reasonable confidentiality and non-use restrictions), in whole or in part, through any medium or process.

(c)           Rosetta shall use Commercially Reasonable Efforts during Israeli business hours to provide via telephone to an appropriately skilled member of Prometheus’ information technology support department, (i) initial training and guidance regarding the installation, implementation, configuration, use and operation of the Mets Software (excluding any modifications thereto made by Prometheus), and (ii) a reasonable amount of ongoing consultation regarding specific problems encountered by Prometheus or its Affiliates or Sublicensees that Prometheus is unable to address by consulting the Mets Software documentation supplied by Rosetta.  Prometheus shall be solely responsible for providing any further internal training or support required by it, its Affiliates or its Sublicensees.

(d)           Rosetta shall provide up to [***] hours of work, using no more than [***] of its internal resources, to modify the Mets Software as reasonably requested by Prometheus.  In addition, Rosetta shall use good-faith efforts, using its then-existing internal resources, to attempt to correct defects in the Mets Software upon receipt of Prometheus’ written request and a reasonably detailed description of the defect, but excluding any defect in or arising from any modifications to the Mets Software made by Prometheus or its Third Party software developers.  Notwithstanding anything herein, Rosetta does not guarantee that it will be able to correct and shall have no obligation to correct defects in the Mets Software or to make Improvements to the Mets Software.

(e)           Prometheus acknowledges that the Mets Software is provided strictly on an “as-is” basis with no warranty of any kind.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ROSETTA DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE METS SOFTWARE, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, THAT THE METS SOFTWARE WILL OPERATE UNINTERRUPTED OR BE FREE FROM DEFECTS, OR THAT IT WILL MEET PROMETHEUS’ REQUIREMENTS.  Rosetta acknowledges that any modifications to the Mets Software provided by Prometheus pursuant to Section 2.1.4(a) is provided strictly on an “as-is” basis with no warranty of any kind.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, PROMETHEUS DISCLAIMS ALL WARRANTIES WITH RESPECT TO ANY SUCH MODIFICATIONS TO THE METS SOFTWARE, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, THAT THE MODIFICATIONS TO THE METS SOFTWARE WILL OPERATE UNINTERRUPTED OR BE FREE FROM DEFECTS, OR THAT IT WILL MEET ROSETTA’S REQUIREMENTS.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f)           If Rosetta provides any software (in addition to the Mets Software and Improvements thereto) to Prometheus during the Term, such software shall be deemed to be licensed to Prometheus on the terms and conditions (mutatis mutandis) set forth in Section 2.14 unless otherwise agreed in writing by the Parties.

2.1.5           Right of First Negotiation for Specified Diagnostics Rights. Rosetta hereby grants to Prometheus a right of first negotiation (“ROFN”) to acquire or license from Rosetta rights to the following diagnostic tests or programs under development by Rosetta: (a) colorectal cancer prognosis regarding the risk of reoccurrence, (b) ovarian cancer responsiveness to carboplatin, and (c) lung cancer diagnostic tests regarding small cell versus non-small cell lung cancer (collectively, the “Specified Diagnostics Rights”).  In the event that Rosetta proposes to sell, license, offer for sale, offer for license or agree to sell or license any of its Patent rights or assets relating to the Specified Diagnostic Rights (other than as part of a single disposition of all or substantially all of Rosetta’s assets, which for the avoidance of doubt must include all of Rosetta’s rights in the Licensed Products), and prior to Rosetta offering such Patent rights or assets for sale, it shall first provide Prometheus with (a) a summary of all material economic and financial terms upon which such Specified Diagnostic Rights are available (such terms to be commercially reasonable and provided by Rosetta to Prometheus in good faith), and (b) a period of [***] to negotiate with Rosetta with respect to a definitive agreement for an acquisition or license of the offered Patent rights and/or assets (the “ROFN Period”). During the ROFN Period, Rosetta shall not negotiate with or enter into any definitive agreement with any Third Party regarding the applicable Specified Diagnostic Rights.  In the event that the Parties do not agree, after using good faith efforts, to definitive terms within such ROFN Period, then solely with respect to such Specified Diagnostic Rights, Rosetta shall be free to sell or license the applicable Specified Diagnostics Rights to a Third Party on either (a) if less than [***] from the time initially offered to Prometheus in accordance with this Section 2.1.5, terms not (i) less favorable than the terms last offered by Prometheus to Rosetta in writing prior to the expiration of the ROFN Period nor (ii) more favorable than those offered by Rosetta to Prometheus in writing prior to the expiration of the ROFN Period, or (b) if more than [***] after the time initially offered to Prometheus, on any terms which Rosetta so desires.  If Rosetta has provided Prometheus with at least one (1) written offer proposing terms for Prometheus’ acquisition of the Specified Diagnostic Rights and Prometheus has rejected such offer and declined to make any other written offer during the ROFN Period, Rosetta shall be relieved of all obligations under this Section 2.1.5 upon the expiry of the ROFN Period. For the avoidance of doubt, (a) the ROFN shall not apply to Rosetta’s or its Affiliates’ own development or commercialization of the Specified Diagnostic Rights, and (b) neither Rosetta nor its Affiliates shall have any obligation to research or develop any of the Specified Diagnostic Rights, which activities shall be at Rosetta’s sole discretion.

2.1.6           Repurchase Right.  Except to the extent covered by a Force Majeure Event or Rosetta’s failure to comply with its obligations under this Agreement, subject to the terms and conditions of this Agreement and compliance therewith by Rosetta, Rosetta shall have the right to repurchase from Prometheus (in accordance with the terms hereof) and terminate the License if Net Sales of the Licensed Products by Prometheus and/or its Affiliates for the entire 2013 calendar year are less than [***] US dollars [***] in the aggregate (the “Repurchase Right”). Rosetta may elect to exercise such Repurchase Right by (a) providing written notice to Prometheus within thirty (30) days of Prometheus’ notification to Rosetta of the Royalties earned for the fourth (4th) calendar quarter of the 2013 calendar year, and (b) payment to Prometheus of an amount equal to [***] the aggregate Net Sales for the 2013 calendar year within five (5) business days of such election.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.1.7           Retained Rights.  Notwithstanding the licenses granted in Sections 2.1.1, 2.1.2 and 2.1.4, Rosetta retains the right for itself and its Affiliates under the Licensed Intellectual Property in the Prometheus Territory (a) to provide the Services pursuant to the Services Agreement for such period as Rosetta has any obligations to provide Services thereunder; (b) to conduct Diagnostic Tests or perform in the Prometheus Territory on a non-commercial, pre-commercial or non-clinical basis any validation studies or other support for research and development, in each case consistent with, and as limited by, Section 2.1.3(b); and (c) to conduct Diagnostic Tests on a commercial basis at its laboratory facilities located inside the Prometheus Territory using specimens initially collected from patients at a facility located outside the Prometheus Territory.

2.1.8           Prometheus Affiliates.  In the event that Prometheus wishes any of its Affiliates to benefit from the licenses granted in Sections 2.1.1, 2.1.2 or 2.1.4 , Prometheus shall (a) notify Rosetta in writing of such fact and provide Rosetta with the full name and primary business address of the relevant Affiliate, and (b) require such Affiliate to confirm in writing to Rosetta that it has read and will comply with the following Articles and Sections of this Agreement, mutatis mutandis:  2.1.1, 2.1.2, 2.1.3, 2.1.4, 2.1.9, 2.4.2, 2.5, 3.3.3, 3.3.4, 6 and 12.2, and all definitions used in the foregoing.  Any breach by a Prometheus Affiliate of the foregoing provisions shall be deemed to be a breach by Prometheus. In no event shall any Prometheus Affiliate have the right to grant sublicenses or assign its rights hereunder.  Except as otherwise set forth in Section 8.1, neither Rosetta nor Prometheus intend that Rosetta shall have any contractual liability directly with any Prometheus Affiliate in connection with this Agreement, but in the event that such direct contractual liability may nonetheless arise (other than pursuant to Section 8.1), Article 10 shall apply thereto.  Any license granted hereunder to a Prometheus Affiliate shall terminate immediately and automatically if such entity ceases to qualify under the definition of “Affiliate” provided in Article 1.

2.1.9           No Implied Licenses.  For the avoidance of doubt, the License excludes any Exploitation of the Licensed Intellectual Property for the research or development of any products or services other than the Licensed Products or for general research or development of microRNA technology that is not specifically related to the Licensed Products.  Without limiting the foregoing, no right or license, either express or implied, is granted hereunder by implication, estoppel or otherwise, with respect to any Patent, trade secret, know-how, other information or intellectual property rights of either Party or its licensors except as expressly stated in this Agreement.

2.2           Right to Sublicense.

2.2.1           Prometheus shall have the right to grant sublicenses (individually, a “Sublicense”) under the License solely to Third Party laboratories solely for the purposes of such laboratories conducting the Diagnostic Tests for Prometheus, subject at all times to the consent of any applicable Upstream Licensors if and only if such consent is required pursuant to the Upstream License Agreements.  Prior to receipt of any Rosetta Confidential Information, each such Sublicensee shall enter into a confidentiality agreement with Rosetta in a form reasonably acceptable to Rosetta. Any such Sublicensee shall be required by Prometheus to comply with the applicable restrictions set forth in this Agreement with respect to (a) the rights granted to the Licensed Intellectual Property and restrictions on the use thereof, including Section 2.5, and (b) Rosetta Confidential Information.  For the avoidance of doubt, (i) Prometheus shall have no right to grant sublicenses under the License except to Sublicensees as set forth in this Section 2.2.1, and (ii) Sublicensees shall have no right to sell Diagnostic Tests (or to charge for the performance thereof) to customers, end users or any intermediary other than Prometheus and/or its Affiliates.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3           Ongoing Disclosure and Delivery of Licensed Intellectual Property.

2.3.1           Rosetta shall provide Prometheus with copies of any Patents that become Rosetta Owned Patents at any time during the Term.  Rosetta shall provide Prometheus with copies of any Patents that Rosetta is aware have become Upstream Licensed Patents at any time during the Term.

2.3.2           Within thirty (30) days following the Effective Date, Rosetta shall promptly provide Prometheus with object code and source code copies (both in print and, where available, electronic copies) of the Mets Software and documentation therefor in the form it exists at such time.  If Rosetta makes or otherwise acquires Control of any Improvements to the Mets Software during the Term, Rosetta shall notify Prometheus of the existence of such Improvement and shall supply Improvements to Prometheus, free of charge, upon written request.

2.3.3           Within thirty (30) days following the Effective Date, Rosetta shall promptly disclose to Prometheus and provide Prometheus with copies (both in print and, where available, electronic copies) of the Product Technical Information necessary to Exploit the Diagnostic Test and existing as of the Effective Date in English and in sufficient detail in order for a reasonably-skilled person to practice and Exploit such Product Technical Information.  Rosetta shall update the Product Technical Information previously transferred to Prometheus on a frequent and regular basis, including in connection with all Committee meetings or at any time upon Prometheus’ request and, in any case, not to exceed thirty (30) calendar days following the acquisition or creation by Rosetta of any additional Product Technical Information or Improvements to the Product Technical Information.  Without limiting the foregoing, such transfer of Product Technical Information shall include:

(a)           transfer of copies of the results of and data from any studies conducted prior to and as of the Effective Date relating to the Licensed Products (including all regulatory information, clinical data, training and validation data, hard-copy case report forms and reports to the extent disclosure thereof to Prometheus is not prohibited by applicable Laws or regulations outside the Prometheus Territory);

(b)           transfer of copies of any written communications with any Regulatory Authorities in the Prometheus Territory and any relevant written communications with other Regulatory Authorities, and the minutes of any meetings with any such Regulatory Authority, in each case relating to the Licensed Products; and

(c)           providing Prometheus with reasonable access to Rosetta personnel (through, or directly as approved by, Rosetta’s senior management) with relevant clinical, validation and regulatory expertise to explain the Product Technical Information transferred hereunder.

For the avoidance of doubt, and notwithstanding the foregoing, it is anticipated that any data to be transferred from Rosetta to Prometheus will be anonymous or de-identified and not personal data within the meaning of applicable data protection Laws.  In the event that any such transferred data is deemed to be or constitutes personal data, the Parties will collaborate to comply with such Laws, including obtaining exemptions therefrom or constructing cross-border transfer solutions.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4           Non-Compete in Prometheus Territory.

2.4.1            By Rosetta.  During the Term of this Agreement, neither Rosetta nor any of its Affiliates shall, directly or indirectly, Exploit a Significant Direct Competitor in the Prometheus Territory or  assist, transfer or license rights to any business that Rosetta knows intends to use such assistance or rights to Exploit a Significant Direct Competitor in the Prometheus Territory.  Each of the Parties hereto recognizes that the restrictions contained in, and the terms of, this Section 2.4.1 are properly required for the adequate protection of Prometheus’ rights hereunder, and agree that if any provision in this Section 2.4.1 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.  [***].  If Rosetta or any of its Affiliates are acquired by or merge with a Third Party that has a Significant Direct Competitor, neither Rosetta nor any of its Affiliates will have any obligations under this Section 2.4.1 with respect to such Significant Direct Competitor; provided that the division, subsidiary or business group of the surviving party in such change of control that pursues such Significant Direct Competitor shall not have access to, and shall not refer to, rely upon or use in any manner, the Licensed Intellectual Property with respect to such Significant Direct Competitor.

2.4.2           By Prometheus.  During the Term of this Agreement, neither Prometheus nor any of its Affiliates shall, directly or indirectly, Exploit a Significant Direct Competitor that is not a Licensed Product in the Prometheus Territory, or otherwise assist or transfer or license rights to any business that Prometheus knows intends to use such assistance or rights to Exploit a Significant Direct Competitor in the Prometheus Territory.  Each of the Parties hereto recognizes that the restrictions contained in, and the terms of, this Section 2.4.2 are properly required for the adequate protection of Rosetta’s rights hereunder, and agree that if any provision in this Section 2.4.2 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.  [***].  If Prometheus or any of its Affiliates are acquired by or merge with a Third Party that has a Significant Direct Competitor that is not a Licensed Product, neither Prometheus nor any of its Affiliates will have any obligations under this Section 2.4.2 with respect to such Significant Direct Competitor; provided that the division, subsidiary or business group of the surviving party in such change of control that pursues such Significant Direct Competitor shall not have access to, and shall not refer to, rely upon or use in any manner, the Licensed Intellectual Property with respect to such Significant Direct Competitor, except with Rosetta’s prior written consent and on the condition that such Significant Direct Competitor be treated as a Licensed Product hereunder.

2.5    Compliance with Upstream License Agreements.

2.5.1           Prometheus acknowledges its receipt prior to the Effective Date of copies of the Max Planck Agreement, Rockefeller Agreement, THM Agreement and JHU Agreement.  Prometheus agrees to accept and comply, and to ensure that its Sublicensees and any Affiliates that receive the benefits of the Licenses accept and comply, with the following:

(a)           Sections 3.2, 4.2, 4.3, 4.5, 4.6, 5.5 and 8 of the Max Planck Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)           All terms and conditions of the Rockefeller Agreement except for Rosetta’s payment and reporting obligations.

(c)           Article 8 of the THM Agreement.

(d)           Prometheus agrees that neither it nor its Affiliates or Sublicensees shall have any claims and/or demands of whatever type and nature against THM or its Affiliates, including in the event of termination of the THM Agreement by THM according to its terms.

(e)           Prometheus acknowledges and accepts that, subject to the direct license to be provided by THM to Prometheus pursuant to that certain letter agreement to be executed by Rosetta, THM and Prometheus on or before the Closing, the sublicense of THM’s rights under Sections 2.1.1 and 2.1.2 hereof shall expire automatically upon the termination of the THM Agreement for any reason, provided that, THM’s termination of such sublicense license shall in no way affect any Co-Exclusive rights Prometheus may have obtained or obtain in the future by virtue of Rosetta’s joint ownership to inventions which were developed under the THM Agreement.

2.5.2           In the event that the Committee determines by a unanimous, formal decision documented in writing that any microRNAs that are subject to the JHU Agreement will be included in the Second Generation Mets Test (which determination shall automatically result in the JHU Agreement becoming an Upstream License Agreement hereunder), the following terms and conditions shall apply (mutatis mutandis) effective as of the date of such determination:

(a)           The terms and conditions of the JHU Agreement are hereby incorporated by reference, including the terms and conditions reproduced in Annex G to this Agreement.

(b)           JHU and Howard Hughes Medical Institute (“HHMI”) shall be deemed to be third party beneficiaries of the obligations of Prometheus hereunder without imposition of obligation or liability on the part of JHU, HHMI or their Inventors (as defined in the JHU Agreement) to Prometheus.

Prior to a final determination by the Committee that any microRNAs that are subject to the JHU Agreement will be included in the Second Generation Mets Test, Rosetta shall use Commercially Reasonable Efforts to procure JHU’s consent to an amendment to the JHU Agreement that (at a minimum) expressly relieves Prometheus and its Affiliates of any obligation with respect to Rosetta’s payment and reporting obligations under the JHU Agreement that might otherwise be deemed to apply to Prometheus or its Affiliates as a consequence of Section 2.5.2(a).

2.6           After-acquired Rights.  In order for an Upstream License Agreement entered into by Rosetta after the Effective Date to be deemed to be Controlled by Rosetta, Prometheus also must first accept in writing any obligations thereunder that are required by the Upstream Licensor to be imposed upon sublicensees (other than Rosetta’s own payment and reporting obligations) as a condition of the grant of a sublicense thereunder.   Rosetta will use Commercially Reasonable Efforts to avoid the inclusion in an Upstream License Agreement entered into after the Effective Date of any term or condition that would require Prometheus or its Affiliates to make payments or supply reports directly to the Upstream Licensor.  Notwithstanding the foregoing, any technology covered by the rights licensed to Rosetta under such future Upstream License Agreements shall only be incorporated into the Licensed Products in accordance with Section 3.3.1 and the sections cross referenced therein.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.	DEVELOPMENT AND COMMERCIALIZATION MATTERS

3.1           Development Oversight Committee

3.1.1           General.  To facilitate communication between the Parties with respect to the development of the Licensed Products in the Prometheus Territory, each Party will assign three (3) of its employees to serve as regular members of the Development Oversight Committee (the “Committee”).  Each Party may replace its Committee representatives at any time upon prior written notice to the other Party.  Prometheus shall have the right to designate the chairperson of the Committee.  Each Party shall designate one of its three (3) Committee representatives as the alliance manager (the “Alliance Manager”) for such Party.  Each Alliance Manager shall be responsible for assuring that his or her company is meeting the operating obligations of this Agreement and for monitoring the overall performance of the operating relationship.

3.1.2           Meetings.  Unless otherwise agreed between the Parties, the Committee shall meet in person or via teleconference or video link at least quarterly, on such dates and at such times and places as agreed to by the Committee representatives.  Each Party’s advisors may be permitted to attend meetings of the Committee as the Committee determines, subject to such advisors agreeing to keep confidential the subject matter of, and any confidential information disclosed by the other Party at, such meeting.  Each Party shall be responsible for its own expenses for participating in the Committee.  Meetings of the Committee shall be effective only if at least one (1) representative of each Party is present or participating.  The Committee chairperson shall be responsible for (a) preparing and circulating an agenda for each meeting at a reasonable time prior to the meeting (which agenda shall include any item considered important by either Party), and (b) appointing a secretary for such meeting from one of the attendees of such meeting who shall be responsible for the preparation and circulation of minutes of the meeting within a reasonable time of its conclusion.

3.1.3           Responsibilities.  The Committee shall have the responsibility and authority to:

(a)           Advise on the development and any Regulatory Approvals of the Licensed Products in the Prometheus Territory;

(b)           Review any proposed amendments or updates to the Development Plan, subject to Section 3.1.4;

(c)           Allocate between the Parties responsibility for activities and completion dates under the Development Plan;

(d)           Monitor the development of the Licensed Products in the Prometheus Territory against the Development Plan;

(e)           Discuss and make decisions regarding the findings of the Clinical Development Subcommittee and the Validation Subcommittee relating to clinical development and validation of the Licensed Products;

(f)           Subject to any confidentiality obligations that Rosetta may have to any Third Party, discuss and advise upon all development, regulatory and commercialization activities outside the Prometheus Territory which may have an impact on the Exploitation of the Licensed Products inside the Prometheus Territory;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(g)           Discuss and consider any Improvements to any Licensed Products (including the Mets Software);

(h)           Determine whether any microRNAs that are subject to the JHU Agreement will be included in the Second Generation Mets Test; and

(i)           Perform such other functions as the Parties may agree in writing.

3.1.4           Decision Making.

(a)           The Parties shall have joint decision making authority with respect to all matters pertaining to the development of the Licensed Products inside the Prometheus Territory that would affect the Licensed Products outside the Prometheus Territory, which Prometheus acknowledges could potentially include certain regulatory matters and changes to the Development Plan.  Except as set forth in the preceding sentence or in Sections 4.4.2 or 5, as between the Parties, Prometheus shall retain final decision-making authority with respect to all matters pertaining to the Licensed Products inside the Prometheus Territory, including development, regulatory and commercialization strategy and changes to the Development Plan.  For clarification purposes, the Parties agree that the Development Plan shall be modified as necessary from time to time to include all activities and deliverables by each of the Parties necessary to adequately meet the requirements for obtaining any necessary Regulatory Approvals in the Prometheus Territory, provided that Prometheus shall (i) keep the Committee reasonably informed with respect to Prometheus’ regulatory strategy related to the Licensed Products inside the Prometheus Territory and otherwise keep the Committee reasonably involved through good faith discussions with respect to such activities, (ii) provide Rosetta with copies of any relevant written or otherwise material correspondence received by Prometheus from and to be provided by Prometheus to, Regulatory Authorities inside the Prometheus Territory concerning the Licensed Products, and (iii) consider in good faith all reasonable suggestions and comments provided by the Committee with respect to Prometheus’ correspondence and other communications with Regulatory Authorities inside the Prometheus Territory, and (iv) use Commercially Reasonable Efforts to allow the Committee reasonable advance opportunity to comment on initial submissions by Prometheus and subsequent amendments by Prometheus with respect to the Regulatory Approvals inside the Prometheus Territory.  Notwithstanding the foregoing, in order to ensure timely progress with respect to Regulatory Approvals, Rosetta’ members of the Committee shall provide any suggestions and comments with respect to the subject matter of subsections 3.1.4(a)(iii) and (iv) within fifteen (15) business days after receipt of the relevant correspondence, communication, initial submission or amendment, failing which Prometheus shall be relieved of its obligations thereunder to consider Rosetta’s suggestions and comments solely with respect to that item.

(b)           The Parties shall have joint decision making authority with respect to all matters pertaining to the development of the Licensed Products by Rosetta outside the Prometheus Territory that would affect the Licensed Products inside the Prometheus Territory, which Rosetta acknowledges could potentially include certain regulatory matters and development matters.  Except as set forth in the preceding sentence or in Section 5, as between the Parties, Rosetta shall retain final decision-making authority with respect to all matters pertaining to the Licensed Products outside the Prometheus Territory, including development, regulatory and commercialization strategy; provided that Rosetta shall (i) keep the Committee reasonably informed with respect to Rosetta’s (and its other licensees to the extent Rosetta has obtained similar rights from such other licensees) regulatory strategy related to the Licensed Products outside the Prometheus Territory and otherwise keep the Committee reasonably involved through good faith discussions with respect to such activities, (ii) provide Prometheus with copies of any relevant written or otherwise material correspondence received by Rosetta (and its other licensees to the extent Rosetta has obtained similar rights from such other licensees) from and to be provided by Rosetta to, Regulatory Authorities outside the Prometheus Territory concerning the Licensed Products, and (iii) consider in good faith all reasonable suggestions and comments provided by the Committee with respect to Rosetta’s (and its other licensees to the extent Rosetta has obtained similar rights from such other licensees) correspondence and other communications with Regulatory Authorities outside the Prometheus Territory, and (iv) use Commercially Reasonable Efforts to allow the Committee reasonable advance opportunity to comment on initial submissions by Rosetta and subsequent amendments by Rosetta (and, in each case, its other licensees to the extent Rosetta has obtained similar rights from such other licensees) with respect to the Regulatory Approvals outside the Prometheus Territory.  Notwithstanding the foregoing, in order to ensure timely progress with respect to Regulatory Approvals, Prometheus’ members of the Committee shall provide any suggestions and comments with respect to the subject matter of subsections 3.1.4(b)(iii) and (iv) within fifteen (15) business days after receipt of the relevant correspondence, communication, initial submission or amendment, failing which Rosetta shall be relieved of its obligations thereunder to consider Prometheus’ suggestions and comments solely with respect to that item.  Rosetta shall use Commercially Reasonable Efforts to include similar provisions as those set forth in (i) through (iv) above in its license agreements with third parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)           The Parties acknowledge and agree that any changes to the Development Plan or the allocation of the work thereunder that increase a Party’s costs under the applicable project budget by more than the [***] shall be outside the authority of the Committee and escalated for discussion and approval to an executive officer of each Party, or their delegate, in accordance with the Party’s respective internal budgetary approvals processes.

3.1.5           Clinical Development Subcommittee.  The Committee shall form a subcommittee which shall have primary responsibility for considering, investigating and reporting to the Committee on all matters related to the clinical development of the Licensed Products (the “Clinical Development Subcommittee”).  The Clinical Development Subcommittee shall be comprised of two (2) representatives of each Party, and unless otherwise agreed by the Committee, the Clinical Development Subcommittee shall meet in person or via teleconference or video link at least monthly, on such dates and at such times and places as agreed to by the Clinical Development Subcommittee representatives.  The Clinical Development Subcommittee shall not have any final or binding decision-making authority, but rather shall be responsible for investigating matters associated with the clinical development of the Licensed Products and reporting to the Committee so as to enable the Committee to make decisions on such clinical development matters in accordance with Section 3.1.4

3.1.6           Validation Subcommittee.  The Committee shall form a subcommittee which shall have primary responsibility for considering, investigating and reporting to the Committee on all matters related to the validation of the Second Generation Mets Test, the IBS Test and the IBD Test (the “Validation Subcommittee”).  The Validation Subcommittee shall be comprised of two (2) representatives of each Party, and unless otherwise agreed by the Committee, the Validation Subcommittee shall meet in person or via teleconference or video link at least monthly, on such dates and at such times and places as agreed to by the Validation Subcommittee representatives.  The Validation Subcommittee shall not have any final or binding decision-making authority, but rather shall be responsible for investigating matters associated with the validation of the Second Generation Mets Test and reporting to the Committee so as to enable the Committee to make decisions on such validation matters in accordance with Section 3.1.4.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2           Development Program.

3.2.1           Development Program.  Within one hundred twenty (120) days of the Effective Date, the Parties shall commence a development and feasibility assessment program for the purposes of:

(a)           developing the Licensed Products for use with microarray technology as an alternative to Real-time PCR Technology;

(b)           obtaining Regulatory Approval for the Mets Test; and

(c)           designing, developing, testing, refining, and obtaining Regulatory Approval for each of the IBD Test, the IBS Test and the Second Generation Mets Test (collectively, the “Development Program”).

3.2.2           Development Plan.  As soon as reasonably practicable following the Effective Date, the Committee shall agree upon a development plan to carry out and complete the Development Program which shall be substantially in the form set forth in Annex B, as may be amended by agreement of the Parties from time to time (the “Development Plan”), acting reasonably.  The Development Plan shall include Rosetta’s good-faith estimate of the time and actual costs required to conduct the Development Program (the “Budget”).

3.2.3           Responsibility.  Subject to oversight by the Committee and in accordance with the Development Plan, Rosetta shall assume primary responsibility for the validation of the Licensed Products in the Prometheus Territory in accordance with the Development Plan.

3.2.4           Development Expenses.

(a)           Prometheus shall contribute, subject to the offsetting provided in Section 3.2.4(c), up to a maximum of [***] US dollars [***] to the Development Fund, which amount shall be paid in accordance with the Budget (the “Prometheus Development Contribution”).  The Prometheus Development Contribution shall be comprised of an initial payment of [***] US dollars [***], which Prometheus has committed to pay at the commencement of the Development Program to support transition of the Licensed Products from a Real-Time PCR Technology-based platform to a microarray platform, and up to [***] additional payments of [***] US dollars [***], subject to attainment of certain development milestones to be mutually agreed upon by the Parties and set forth in the Development Plan. In addition,

(i)           if an FDA Clearance is required in order for Rosetta to perform the Services with respect to a Licensed Product, and Rosetta requires the benefit of such FDA Clearance for its activities with respect to such Licensed Product in the Prometheus Territory as permitted hereunder, Rosetta shall so notify Prometheus in writing and the Parties shall share the costs of obtaining such FDA Clearance.

(ii)           if an FDA Clearance is required in order for Rosetta to perform the Services with respect to a Licensed Product, but Rosetta does not require the benefit of such FDA Clearance for its activities with respect to such Licensed Product in the Prometheus Territory as permitted hereunder, Rosetta shall so notify Prometheus in writing and Rosetta shall obtain such FDA Clearance on Prometheus’ behalf, provided that Prometheus shall reimburse Rosetta for all of Rosetta’s reasonable costs of obtaining such FDA Clearance at such time as the FDA Clearance is transferred to Prometheus;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii)           if an FDA Clearance is not required in order for Rosetta to perform the Services with respect to a Licensed Product, but Rosetta nonetheless requires the benefit of such FDA Clearance for its own activities with respect to such Licensed Product in the Prometheus Territory as permitted hereunder, Rosetta shall bear [***] of the costs of obtaining such FDA Clearance;

(iv)           if an FDA Clearance is required for a Licensed Product in order to transfer such Licensed Product to a laboratory owned or operated by Prometheus, Rosetta shall bear [***] of the costs of obtaining such FDA Clearance up to a maximum of [***] US dollars [***] and any costs in excess of that amount shall be borne solely by Prometheus; and/or

(v)           if an FDA Clearance is required for a Licensed Product during any period in which Prometheus is performing Diagnostic Tests in laboratories owned or operated by Prometheus, Prometheus shall bear [***] of the costs of obtaining such FDA Clearance.

Each Party shall work together to minimize the costs and expenses of the other Party when such other Party is seeking to obtain FDA Clearance (including, without limitation, by taking advantage of and sharing any applicable existing data, documents and/or reports which such Party may have in its possession and is necessary or useful in order to receive FDA Clearance).  Each Party shall bear the cost of any CLIA certifications or approvals or other state or local Regulatory Approvals required for the operation of its own laboratories.  With respect to any other Regulatory Filings and/or Regulatory Approvals not expressly addressed in this Section 3.2.4(a) that are required to be submitted or obtained by either Party, the Party in whose name such Regulatory Approvals are to be submitted and obtained shall bear all costs and expenses associated therewith, unless otherwise agreed by the Parties pursuant to the applicable Development Plan.  Prometheus shall be responsible for obtaining, at its expense, all samples required for the research and development of the IBS Test and IBD Test. Except as expressly provided herein or in the Development Plan, all other additional costs and expenses required to conduct the Development Plan shall be borne solely by Rosetta, provided that Rosetta shall receive compensation, in the form of an increase to the Royalty, equal to [***] of Prometheus’ net savings in cost of goods resulting from developing the Licensed Products with an alternative technology to Real-Time PCR Technology. By way of example only, if Prometheus’ net costs to utilize Real-Time PCR Technology are equal to [***] of Net Sales (including but not limited to Prometheus’ direct cost of goods and any amounts which Prometheus or Rosetta is required to pay to a Third Party in royalties or other consideration), and through the success of the Development Plan, a Diagnostic Test no longer relies on Real-Time PCR Technology, such that Prometheus’ net costs are reduced to [***], then the Royalty due to Rosetta shall be increased from the Royalty stated in Section 4.3.1 by [***].  For the avoidance of doubt, unless otherwise agreed in writing by the Parties, the costs of any freedom to operate opinions desired after the Effective Date are outside the scope of the Development Program and shall not be payable from the Development Fund.

(b)           In addition, Prometheus shall contribute to the Development Fund, subject to the offsetting provided in Section 3.2.4(c), up to an additional [***] US dollars [***] in funding for the development and validation of the Licensed Products over a [***] period following the Effective Date (of which up to [***] US dollars [***] may be used to develop the Second Generation Mets Test) to the extent that such additional development and validation work is deemed to be required by the Committee.  The Parties acknowledge and agree that, as of the Effective Date, Annex E sets forth the good-faith pre-estimate of the Parties regarding the amount of additional funding required to conduct the further development and validation of the Licensed Products described in Annex E.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)           Rosetta shall contribute to the Development Fund [***] (such contribution to be made no later than five (5) business days after receiving [***] from Prometheus) up to an initial maximum of [***] US dollars [***], and up to a total maximum of [***] US dollars [***] if the Committee determines that the amounts contributable by Prometheus pursuant to Section 3.2.4(b) should be contributed.  Prometheus shall be entitled to reduce its contributions to the Development Fund under Sections 3.2.4(a) and (b) by [***] contributed to the Development Fund.

3.2.5           Development Program Payments.

(a)           In partial consideration of the development and validation of the Mets Test and Second Generation Mets Test, Prometheus (or a designated Affiliate) shall pay to Rosetta:

(i)           a one-time payment of [***] US dollars [***] upon the publication of clinical utility data from a clinical utility study (i.e. the MD Anderson study) supporting the current product profile related to the Mets Test or the Second Generation Mets Test in a scientific peer-reviewed journal that is recognized by the scientific community in the Prometheus Territory as reputable.  Notwithstanding the foregoing, if the clinical utility data is not submitted by Rosetta for publication on or prior to [***], then the aforementioned payment shall be reduced to [***].

(ii)           a one-time payment of [***] US dollars [***] upon the publication of a pharmacoeconomics study supporting the current product profile related to the Mets Test or the Second Generation Mets Test in a scientific peer-reviewed journal that is recognized by the scientific community in the Prometheus Territory as reputable.

(b)           In partial consideration of the development and validation of the IBS Test and IBD Test, Prometheus (or a designated Affiliate) shall pay to Rosetta a one-time payment of [***] US dollars [***] upon the achievement of the preferred product profile for the IBS Test and a one-time payment of [***] US dollars [***] upon the achievement of the preferred product profile for the IBD Test.   The preferred profile for each of the IBS Test and the IBD Test shall be defined in advance by the Committee and documented in the Development Plan prior to Rosetta’s commencement of development work relating thereto.  In addition, Prometheus (or a designated Affiliate) shall pay to Rosetta a one-time payment of [***] US dollars [***] if the preferred product profile for the IBS Test is achieved by the target date defined in advance by the Committee and documented in the Development Plan.

3.2.6           Diligence Obligations.

(a)           The Parties shall use Commercially Reasonable Efforts to adequately and timely comply with, execute and complete the tasks set forth in the Development Plan and in accordance with the Budget. Rosetta shall consider any comments provided by Prometheus through the Committee with respect to such development activities, including the submission of Regulatory Filings.

(b)           If, during the Term, Prometheus notifies the Committee that any other Regulatory Approval is required for any Licensed Product anywhere in the Prometheus Territory, then the Parties shall use Commercially Reasonable Efforts to obtain Regulatory Approval for such Licensed Product with the applicable Regulatory Authority in the Prometheus Territory.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)           The term “Commercially Reasonable Efforts” shall mean that level of effort as is customary in the laboratory services industry for carrying out in a reasonably sustained manner a particular task or obligation to develop and commercialize diagnostic products in the United States, taking into consideration the market potential, regulatory pathways and cost of development in the United States.  Notwithstanding the foregoing, a Party’s achievement, by itself or through its Affiliates or Sublicensees, of any diligence milestone set forth in the Development Plan by the date set forth therein shall be deemed sufficient to satisfy the requirement to use Commercially Reasonable Efforts under this Section 3.2 as of such date provided all previous diligence milestones set forth in the Development Plan have also been satisfied or waived in writing by that date, but the failure to do so shall not, in and of itself, be deemed a failure to satisfy the requirement of Commercially Reasonable Efforts.

3.3           Improvements.

3.3.1           Rosetta Improvements.  From time to time during the Term, Rosetta or its Affiliates or its licensees outside the Prometheus Territory may independently develop or otherwise acquire Improvements to one or more Licensed Products for use in the Field over which Rosetta obtains ownership or Control (a “Rosetta Improvement”).  In such case, Rosetta shall promptly present to Prometheus any such Rosetta Improvement for potential inclusion in the Licensed Products.  Prometheus shall consider such proposal in good faith (including making the appropriate personnel of Prometheus available to discuss any such proposal with Rosetta); provided that Prometheus shall solely control and retain final decision-making authority with respect to incorporating any such Rosetta Improvements into the Licensed Products.  Prometheus shall notify Rosetta of its decision to include or exclude such Rosetta Improvement in a signed writing.  To the extent Rosetta owns or Controls any Patents with Valid Claims covering the subject matter of a Rosetta Improvement and such Rosetta Improvement is incorporated by Prometheus into the Licensed Products during the Term, such Patents shall be deemed Licensed Patents and added to Annex A and as such shall be licensed to Prometheus according to the License in Section 2.1 subject to all terms and conditions hereunder applicable to Licensed Patents including those set forth in Article 5, and the Term shall be extended accordingly.  Any incremental costs in sublicensing to Prometheus Rosetta Improvements which were licensed by Rosetta pursuant to an Upstream License shall be borne by the parties consistent with the terms of Section 4.4.1(a).  In connection with the foregoing, when Rosetta enters into any agreement or other arrangement with a Third Party, an Affiliate or a licensee that may result in the development, creation or acquisition by Rosetta, its Affiliates or licensees of any Improvements relating to the Licensed Products for use in the Field, Rosetta will use Commercially Reasonable Efforts not to limit or otherwise restrict Rosetta’s ability to grant a license or sublicense to any such Improvements as provided for herein without violating the terms of any such agreement or other arrangement and shall use Commercially Reasonable Efforts to minimize any sublicense fees or pass through royalties which will be owed to the Upstream Licensor thereunder.

3.3.2           Ownership of Improvements.  The Parties acknowledge that Prometheus and Rosetta have collaborated and intend to continue to collaborate in the development of Licensed Products, and that such collaboration may generate Improvements whether or not patentable.   In order to permit and encourage a successful collaboration and protect the key business interests of both Parties, the Parties agree that, as between the Parties, ownership of any Improvements to Licensed Products arising from the development of the Licensed Products in the Prometheus Territory made by one or both of the Parties shall be determined in accordance with United States laws of inventorship. To the extent any Improvements are deemed by applicable Law to be jointly owned by the Parties (“Joint Improvements”), then notwithstanding any rights of the Parties under the United States laws of inventorship, and notwithstanding any rights of the Parties under laws of any jurisdiction regarding the use or licensing of jointly owned Patents, Prometheus shall have the royalty-free sole and exclusive right (even as against Rosetta and its Affiliates) to Exploit and license such Joint Improvements for Licensed Products inside the Prometheus Territory during the Term and Rosetta shall have the royalty-free sole and exclusive right (even as against Prometheus and its Affiliates) to Exploit and license such Joint Improvements for Licensed Products outside the Prometheus Territory during the Term, provided that Rosetta shall retain the right to Exploit such Joint Improvements inside the Prometheus Territory for the purposes set forth in Section 2.1.7.   For the avoidance of doubt, either Party shall remain free to Exploit and license such Joint Improvements anywhere in the world in connection with products and services other than the Licensed Products.  Notwithstanding this Section 3.3.2 (but subject to Section 9), as between the Parties:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)           Prometheus shall exclusively own: (i) all data generated by or on behalf of Prometheus in connection with Licensed Products, except as set forth in Section 3.3.2(c); (ii) any and all Regulatory Approvals filed or awarded (y) in any jurisdiction in the Prometheus Territory related to the Licensed Products, all of which shall be filed by Rosetta for and on behalf of Prometheus in Prometheus’ name, and (z) in any jurisdiction inside the Prometheus Territory related to Prometheus’ laboratory facilities; (iii) any Prometheus Confidential Information; and (iv) as between the Parties, the Prometheus Product Improvements. Rosetta shall have a non-exclusive right of reference to the Regulatory Approvals for use outside the Prometheus Territory for any products and services, and inside the Prometheus Territory for products and services that are not Licensed Products.

(b)           Rosetta shall exclusively own: (i) all data generated by or on behalf of Rosetta in connection with the Licensed Products, except as set forth in Section 3.3.2(c); (ii) any and all Regulatory Approvals filed or awarded (y) in any jurisdiction outside the Prometheus Territory related to the Licensed Products, or (z) in any jurisdiction inside the Prometheus Territory related to Rosetta’s laboratory facilities; (iii) any Rosetta Confidential Information; and (iv) as between the Parties, the Rosetta Improvements.  Prometheus shall have a non-exclusive right to use all data generated by Rosetta on behalf of itself, its other licensees (to the extent permitted) and Prometheus in connection with the Licensed Products and a right of reference to the Regulatory Approvals for use inside the Prometheus Territory in connection with the Licensed Products.

(c)           Data relating to the Mets Test or the Second Generation Mets Test that is generated by either Party under the Development Program will be jointly owned by the Parties.  Data relating to the IBS Test or the IBD Test that is generated by either Party under the Development Program will be solely owned by Prometheus.

3.3.3           Prometheus Product Improvements.  Prometheus agrees that any research or development activities that it wishes to pursue using the Licensed Intellectual Property shall be brought to the attention of the Committee and, subject to the approval of the Committee, shall be pursued solely through the Development Program. Nevertheless, if during the Term Prometheus or its Affiliates or its Sublicensees independently develop or otherwise acquire Improvements (other than a Platform Improvement, which shall be subject to Section 3.3.4) to one or more Licensed Products for use in the Field over which Prometheus obtains ownership or Control (a “Prometheus Product Improvement”) this Section 3.3.3 shall apply.  In such case, Prometheus shall promptly after any decision to incorporate such Prometheus Product Improvement into a Licensed Product inside the Prometheus Territory present to Rosetta any such Prometheus Product Improvement for potential inclusion in the Licensed Products outside the Prometheus Territory.  Rosetta shall consider such proposal in good faith (including making the appropriate personnel of Rosetta available to discuss any such proposal with Prometheus); provided that Rosetta and its licensees shall solely control and retain final decision-making authority with respect to incorporating any such Prometheus Product Improvements into the Licensed Products outside the Prometheus Territory.  To the extent Prometheus owns or Controls any Patents with Valid Claims covering the subject matter of a Prometheus Product Improvement and such Prometheus Product Improvement is incorporated by Rosetta or its licensees into the Licensed Products outside the Prometheus Territory during the Term, such Patents shall be licensed to Rosetta (with the right to sublicense to the extent permitted by any applicable Third Party license agreement) on a royalty-free basis (other than amounts due to any Third Party that has licensed such Prometheus Product Improvement to Prometheus, to the extent that such amounts are due to Prometheus’ grant of a sublicense to Rosetta, and the payment by Rosetta of [***] of all of Prometheus’s development costs incurred in connection with the applicable licensed Prometheus Product Improvements and [***] of all patent prosecution and maintenance expenses (including attorney fees) for such Patents outside of the Prometheus Territory, provided that Rosetta shall only be entitled to grant sublicensees to its licensees that  have granted a reciprocal license option to Prometheus under such licensee’s Improvements to Licensed Products, which, for clarity, may include development cost reimbursement and patent prosecution contributions substantially similar to the foregoing.  In connection with the foregoing, when Prometheus enters into any agreement or other arrangement with a Third Party, an Affiliate or a Sublicensee that may result in the development, creation or acquisition by Prometheus, its Affiliates or licensees of any Prometheus Product Improvements for use in the Field, Prometheus will use Commercially Reasonable Efforts not to limit or otherwise restrict Prometheus’s ability to grant a license or sublicense to any such Prometheus Product Improvements as provided for herein without violating the terms of any such agreement or other arrangement and shall use Commercially Reasonable Efforts to minimize any sublicense fees or pass through royalties which will be owed to the licensor thereunder.  Notwithstanding anything to the contrary herein, if a Prometheus Product Improvement Patent has been licensed by Prometheus from a Third Party, then neither Rosetta nor any of its sublicensees shall receive a license under such Prometheus Product Improvement Patent unless and until Rosetta and its sublicensees, as applicable, have agreed in writing to be bound by any and all applicable restrictions set forth in the license agreement between Prometheus and such Third Party and a copy of such agreement to be bound has been provided to Prometheus.  Any breach by a sublicensee of any of the applicable obligations under such Third Party license agreement shall be deemed to be a breach by Rosetta of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3.4           Prometheus Platform Improvements.  Prometheus shall notify Rosetta in writing of any Platform Improvements conceived and reduced to practice by Prometheus and/or its Affiliates promptly upon Prometheus’ senior management or patent counsel being notified of the same.  Rosetta shall solely own all intellectual property rights in and to the Platform Improvements developed by Prometheus and/or its Affiliates.  Prometheus, on behalf of itself and its Affiliates, hereby makes all assignments, and agrees to execute, at Rosetta’s costs and expense, all documents, necessary to perfect Rosetta’s ownership of such intellectual property rights as set forth in the preceding sentence.  Prometheus shall have the right to elect to include such Platform Improvements in the Licensed Products.  To the extent Rosetta owns or Controls any Patents with Valid Claims covering the subject matter of a Platform Improvement and such Platform Improvement is incorporated by Prometheus into the Licensed Products during the Term, such Patents shall be deemed Licensed Patents and added to Annex A and as such shall be licensed to Prometheus on according to the License in Section 2.1 subject to all terms and conditions hereunder applicable to Licensed Patents including those set forth in Article 5, and the Term shall be extended accordingly, provided that if such Patents constitute the only Licensed Patent for which there is a Valid Claim covering the Licensed Product the royalty set forth in 4.3.1 shall be reduced by [***].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4           Commercialization.

3.4.1           Control.  Prometheus shall solely control and assume all responsibility, at its own cost, for conducting all commercialization activities within the Prometheus Territory relating to the Licensed Products, including marketing, promotion, sales detailing and any other activities relating to the Exploitation of the Licensed Products or Sublicense of rights to perform Diagnostic Tests for Prometheus.  Notwithstanding the foregoing, Rosetta shall have the right to participate separately (or if the Parties mutually desire, with Prometheus) in industry conferences, industry exhibitions and industry events within the Prometheus Territory for purposes of promoting the Licensed Products outside of the Prometheus Territory.

3.4.2           Marketing Plans.  Each Party may, in its sole discretion, share marketing plans and materials with the other Party with the object of coordinating a world-wide marketing effort to maximize the commercial potential of the Licensed Products.

3.4.3           Diligence Obligations.  Prometheus shall use Commercially Reasonable Efforts to commercialize each of the Licensed Products in the Prometheus Territory during the Term, provided that neither Prometheus’ failure to reach any particular sales level by any particular time, nor Prometheus’ failure to market or continue to market any Licensed Product(s) due to any Potential Blocking Patents, shall, in and of itself, be deemed a failure to satisfy the requirement of Commercially Reasonable Efforts.

3.4.4           Regulatory Action Letters.  The Parties shall promptly notify each other in writing of the receipt of any action letters from any Regulatory Authority in connection with quality or other issues concerning the Licensed Products.  Within a reasonable time frame prior to submission of responses to any Regulatory Authority on such quality or other issues concerning the Licensed Products, a copy of a near final draft response will be provided to the other Party for review.  Final copies of responses submitted to any Regulatory Authority will be provided to the other Party within two (2) weeks of submission.  Furthermore, Prometheus shall promptly notify Rosetta in writing of any complaints received by Prometheus regarding any Licensed Product, including the performance of any Diagnostic Test or the results thereof, in the Prometheus Territory.

3.5           Patent Marking.  Subject to applicable laws and regulations, labeling on all Licensed Products sold by or on behalf of Prometheus or its Affiliates pursuant to this Agreement and on all product literature will (a) identify Rosetta as licensor of the Licensed Patents where required by applicable Law, (b) display any specific patent and patent application numbers as identified by Rosetta, and (c) comply with all patent marking requirements as specified in 35 U.S.C. § 287.

4.	PAYMENTS

4.1           Up-Front Equity.  In partial consideration of the License granted hereunder and upon the terms and subject to the conditions set forth in that certain Stock Purchase Agreement entered into between the Parties concurrently with this Agreement, Rosetta shall sell, convey, assign and deliver to Prometheus, and Prometheus shall purchase and accept from Rosetta, two million (2,000,000) ordinary shares at a price of four US dollars ($4.00) per share for the aggregate purchase price of eight million US dollars ($8,000,000) (the “Up-Front Stock Issuance”).

4.2           Milestone Payments.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2.1           Commercial Milestone Payments.  In partial consideration of the License granted hereunder and subject to the terms and conditions stated herein, Prometheus (or a designated Affiliate) shall make the following one-time payments to Rosetta subject to the occurrence of the corresponding milestone events specified below.  Such payments shall be allocated at the time of payment among the Diagnostic Tests according to the proportion of total Net Sales attributable to each Diagnostic Test for the period to which the milestone payment relates.

(a) Cumulative Net Sales during the Term of [***]	[***] US dollars [***]
(b) First calendar year during the Term in which annual Net Sales exceed [***]	[***] US dollars [***]

Such milestone payments shall be paid by Prometheus, or its designated Affiliate within thirty (30) days after the occurrence of the applicable milestone event set forth above.  Notwithstanding anything to the contrary in this Agreement, only one (1) milestone payment due pursuant to this Section 4.2.1 shall be payable in any single calendar year during the Term. In the event that two (2) or more milestone payments become due to Rosetta in any single calendar year during the Term pursuant to this Section 4.2.1, the first milestone payment shall be due and payable by Prometheus as set forth herein, and the payment date for any subsequent milestone payments accrued during the applicable calendar year shall be automatically delayed until the date that is thirty (30) days after the last day of the calendar year in which the immediately preceding accrued milestone payment has been paid.

4.3           Royalty.

4.3.1           In partial consideration of the License granted hereunder and subject to the terms and conditions stated herein, until the expiration of the Term, Prometheus shall pay to Rosetta a royalty (“Royalty”) on Net Sales by Prometheus, its Affiliates and Sublicensees at the royalty rate, in each case subject to the permitted reductions set forth in Section 4.4, of:

(a)           [***] on annual Net Sales of all Licensed Products within the Prometheus Territory other than the IBS Test and the IBD Test; and

(b)           [***] on annual Net Sales of the IBS Test and the IBD Test.

4.3.2           The annual Net Sales set forth above shall be measured from the beginning of each calendar year.  Royalties payable under this Section 4.3 will be payable only once with respect to a particular Licensed Product, regardless of the number of Licensed Patents, if any, with claims covering a Licensed Product.

4.4           Permitted Reductions.

4.4.1           License of Third Party Intellectual Property.

(a)           As between the Parties, Prometheus shall be responsible for obtaining all necessary licenses for any Commercial Technology Platform used in connection with the Exploitation of Licensed Products.  However, if Rosetta is required to obtain a license under any Commercial Technology Platform which is necessary to perform the Services, Rosetta (and, unless otherwise also required, not Prometheus) shall be responsible for obtaining such license during the period in which Rosetta is providing the Services.  Prometheus shall be responsible for paying directly to Third Parties, or increasing its Royalty payments to Rosetta (if and to the extent Rosetta is required to make payments directly to a Third Party), any amounts due from Rosetta or Prometheus to any Third Parties under any Commercial Technology Platform license agreements or due from Prometheus or Rosetta under any Upstream License Agreements, but solely to the extent, in each case, such amounts due arise directly from the performance of the Services on Prometheus’ behalf or Prometheus’, its Affiliates’ and/or its Sublicensees’ Exploitation of the Products in the Prometheus Territory, and in each case, solely up to a maximum aggregate amount of the Third Party Royalty Cap.  To the extent such amounts due exceed the Third Party Royalty Cap, the excess costs shall be borne by and timely paid by Rosetta.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)           Except when Prometheus has elected to proceed under Section 5.3, the Royalty during the Term may be reduced in the Prometheus Territory by [***] of any and all royalties paid by Prometheus, its Affiliates and/or Sublicensees to any Third Party (other than amounts for which Prometheus is responsible pursuant to Section 4.4.1(a) above), [***].  Prometheus shall use Commercially Reasonable Efforts to minimize any such royalties or other payments to Third Parties on account of sales of Licensed Products hereunder.  For the avoidance of doubt, no reduction shall be available with respect to a Combination Product if the actual, alleged or potential infringement that Prometheus wishes to avoid would not occur if the Licensed Product component of such Combination Product was Exploited without the other diagnostically active components, or in the case of (iii), the Third Party intellectual property rights are primarily useful or necessary for the other diagnostically active components.

4.4.2           Combination Products.  Prometheus shall not promote, offer for sale or sell any Licensed Product in combination with another diagnostically active product or products that are not Licensed Products (each a “Combination Product”) unless such Combination Product has first received the unanimous consent of the Committee, which consent shall not be unreasonably withheld.  If the sale of such a Combination Product is permitted by the Committee, the Royalty payable by Prometheus to Rosetta with respect to such Combination Product shall be reduced by an amount which is calculated based on the following formula:

[***]

[***].  The amount included in Net Sales with respect to each Combination Product for which the Licensed Products and other components, products, processes or systems contained therein do not have established, stand-alone CPT value in a particular jurisdiction in the Prometheus Territory, shall be based on the actual price of such items when sold separately or the relative fair market value of each if not sold separately or, if none of the foregoing can be reasonably determined, based on the relative cost of goods (determined according to GAAP).  Any disagreement between the parties regarding the value for any aspect of a Combination Product shall be determined by the parties through good faith negotiations.

4.5            Payment and Reports.  Within forty-five (45) days after the final calendar quarter of each year during the Term, and within thirty (30) days after the end of each other calendar quarter during the Term (each such quarter, a “Royalty Reporting Quarter”), Prometheus shall provide Rosetta with an updated written report setting forth on product-by-product basis the Net Sales during such Royalty Reporting Quarter and the calculation of the Royalty payable to Rosetta for such Net Sales pursuant to this Section 4, including the allowances for bad debt and any other any reductions to or deductions from gross sales taken by Prometheus in accordance with this Agreement.  Such report shall be accompanied by a payment equal to the total Royalty due, if any, to Rosetta pursuant to this Section 4.  All payments shall be made to Rosetta on or before the due date for each such report following the end of the Royalty Reporting Quarter in United States Dollars.  Sales made in currencies other than United States Dollars shall be converted to United States Dollars in accordance with GAAP, treating United States dollars as the reporting currency.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.6           Record Keeping. Prometheus shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate books of accounts of record in connection with the sublicensing and sale of Licensed Products to permit verification of payments made hereunder.  Such records shall be maintained for the period equal to the later of (a) three (3) years from the date on which they were generated, or (b) as required by applicable Law.

4.7           Audit Rights.  Rosetta shall have the right to have an independent Third Party nationally-recognized accounting firm reasonably acceptable to Prometheus access the books and records of Prometheus, its Affiliates and Sublicensees solely to the extent necessary to verify the accuracy of the reports and payments made hereunder.  Such audit shall be conducted upon at least thirty (30) days advanced written notice to Prometheus and shall commence on a date reasonably acceptable to both Parties, not to be later than one (1) calendar quarter after Rosetta’s notice.  Such audit shall only be during Prometheus’ normal business hours.  Such audit shall not be more frequent than once (1) per calendar year, may occur only with respect to the immediately preceding three (3) calendar years, may not audit less than a full calendar year, and may not be conducted more than once with respect to any particular calendar year.  The auditing party shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, Prometheus.  Prometheus shall be provided the opportunity to discuss any discrepancies found during such audit with the auditors prior to such auditor issuing its final report.  In addition, the auditors shall redact any confidential information disclosed in the proposed final report identified by Prometheus as confidential and not necessary for purposes of calculating the Royalty owed.  The final report shall be shared with both of the Parties and may be shared with any Upstream Licensors if its interests are affected by the findings in such report, or if the audit was performed at its request or in fulfillment of a contractual obligation of Rosetta under the applicable Upstream License Agreement, provided that the applicable Upstream Licensor must at all times agree to maintain the confidentiality of such information on terms no less restrictive than those set forth in Section 6.  If any audit discloses any underpayments by Prometheus to Rosetta, then unless contested by Prometheus within thirty (30) days after receipt of the necessary documentation of the amount owed, any underpayment shall be paid by Prometheus to Rosetta within thirty (30) days of it being so disclosed.  If any audit discloses any overpayments by Prometheus to Rosetta, then unless contested by Rosetta within thirty (30) days after receipt of the necessary documentation of the amount owed, Prometheus shall have the right to credit the amount of the overpayment against each subsequent quarterly payment due to Rosetta until the overpayment has been fully applied.  If the overpayment is not fully applied prior to the final quarterly payment of Royalties due hereunder, Rosetta shall promptly refund an amount equal to any such remaining overpayment. If Rosetta’s audit demonstrates an underpayment of more than [***] for the payment due to Rosetta during the audited period, Prometheus shall be liable for Rosetta’s reasonable cost of the audit that discovered such underpayment.  Otherwise, Rosetta shall bear the costs of such audits.  Any contested amounts shall be subject to the dispute resolution procedures set forth in Section 11.

4.8           Withholding Taxes.    Where required to do so by applicable Law or order of a governmental body, a Party making payments hereunder shall withhold taxes required to be paid to a taxing authority in connection with any payments to the other Party hereunder, and, upon request of the Party to which the payment is due, the paying Party shall furnish the receiving Party with satisfactory evidence of such withholding and payment.  Any amounts withheld pursuant to this Section 4.8 shall be treated as having been paid by the Party making such withholding for all purposes under this Agreement.  To the extent any payments are made hereunder without withholding (at the request of the Party which was to receive such payment), and withholding is later determined to have been required, or is assessed, by an governmental entity, the Party receiving such payments shall indemnify the other Party, including, without limitation, for any withholding tax, interest and/or penalties thereon, and any other reasonable expenses related thereto.  The Parties shall give reasonable assistance to each other in obtaining exemption from withholding taxes where available under applicable Law, or recovering the same where an exemption is not available.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1           Patent Prosecution and Maintenance; Product Technical Information.

5.1.1           Prosecution and Maintenance of Licensed Patents.

(a)           As between the Parties, Rosetta shall have the right and obligation, at its sole cost and expense (subject to Section 5.1.3), to conduct and control prosecution, maintenance, challenges against validity and unenforceability or patentability with respect to the Licensed Patents in the Prometheus Territory, or to cause its Upstream Licensors to do the same, to the extent that Rosetta has the right to do so under the applicable Upstream License Agreement (and if not Rosetta shall use Commercially Reasonable Efforts to obtain such rights pursuant to an amendment to such Upstream License Agreement).  At Rosetta’s request, Prometheus shall reasonably cooperate with and assist Rosetta in connection with such activities.

(b)           Rosetta shall not abandon, and, to the extent that Rosetta has the right to do so under the applicable Upstream License Agreement (and if not Rosetta shall use Commercially Reasonable Efforts to obtain such rights pursuant to an amendment to such Upstream License Agreement), shall not permit its Upstream Licensors to abandon (i) any Platform Patent in the Prometheus Territory, but only to the extent that, considering the Licensed Patents as a whole, such abandonment would materially reduce Prometheus’ ability to protect any Licensed Product from competition in the Prometheus Territory, or (ii) any of the Product Patents in the Prometheus Territory, without providing in each case reasonable prior written notice to Prometheus of such intention to surrender (which notice shall, in any event and to the extent Rosetta receives such notice from its applicable Upstream Licensor, be given no later than sixty (60) days prior to the loss of any rights in such Licensed Patent) and, to the extent permitted by any applicable Upstream License Agreement, providing Prometheus an opportunity to assume responsibility for the prosecution and maintenance of such Licensed Patent and obtain reimbursement from Rosetta for such payments in the amounts set forth in paragraph (d) below.

(c)           If Prometheus reasonably believes that Rosetta or its Upstream Licensor may fail to make any required payments or take any action required for the preparation, filing, prosecution, defense or maintenance of any Upstream Licensed Patent in the Prometheus Territory within a reasonable time, but solely in cases where Prometheus would have the right to assume responsibility for prosecution and maintenance pursuant to paragraph (b) above, Prometheus shall provide Rosetta with written notice of such deficiency.  If, having received such notice, Rosetta or the Upstream Licensor fails to take the required action at least five (5) business days before the deadline for taking such action, Prometheus shall have the right (but with respect to Controlled Patents, solely to the extent that Rosetta has the right to do so under the applicable Upstream License Agreement, and if not Rosetta shall use Commercially Reasonable Efforts to obtain such rights pursuant to an amendment to such Upstream License Agreement)  to thereafter make any such required payments or take any such required action and obtain reimbursement from Rosetta for such payments in the amounts set forth in paragraph (d) below

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)           In the event Prometheus elects to assume responsibility for any Licensed Patent in accordance with Section 5.1.1(b) or incurs any costs and expenses in accordance with Section 5.1.1(c), Rosetta shall reimburse Prometheus, within thirty (30) days after the date of a reasonably detailed invoice and back-up therefor provided by Prometheus: (i) [***] of Prometheus’ expenses associated with the prosecution and maintenance of any Platform Patents, and (ii) [***] of Prometheus’ expenses associated with the prosecution and maintenance of any Product Patents.

(e)           The Parties acknowledge that it is not the intention of either Party for any Platform Patent to include any method of use claim directed to the use of microRNAs for any indication that is a target of a Diagnostic Test.  In the event that an application for a Platform Patent nevertheless includes a method of use claim directed to the use of microRNAs for an indication that is a target of a Diagnostic Test, Rosetta shall promptly upon notice of the existence of such claim file a divisional application for such method of use and abandon the correlative claim in the Platform Patent application, provided that if such method of use claim is needed to preserve the viability of the Platform Patent application prior to a showing of the utility of a composition of matter therein, no such divisional or abandonment shall be required until such showing of utility is made.

5.1.2           Co-operation and Exchange of Information.  Except to the extent restricted by any of the Upstream License Agreements, Rosetta shall (a) use counsel reasonably acceptable to Prometheus for the prosecution and maintenance of the Product Patents in the Prometheus Territory, (b) keep Prometheus reasonably informed as to the status of any of the Licensed Intellectual Property in the Prometheus Territory, (c) consider in good faith the reasonable requests, suggestions and advice of Prometheus with respect to the prosecution, maintenance and defense of the Licensed Patents in the Prometheus Territory, and (d) promptly provide Prometheus with copies of correspondence and materials (both received and filed from/with) the receiving office of any PCT application, the U.S. Patent and Trademark Office (“PTO”) and/or other equivalent intellectual property regulatory authority within the Prometheus Territory to the extent they relate exclusively to the Licensed Patents.

5.1.3           Reimbursement of Rosetta’s Costs.   Prometheus shall reimburse Rosetta for its prosecution and maintenance expenses for the Licensed Patents incurred prior to the Effective Date and during the Term as follows: [***].  Any payment due to Rosetta pursuant to this Section 5.1.3 for prosecution and maintenance expenses incurred prior to the Effective Date shall be due and payable by Prometheus within thirty (30) days after the Effective Date.  Any payment due to Rosetta pursuant to this Section 5.1.3 for prosecution and maintenance expenses incurred during the Term shall be due and payable by Prometheus within thirty (30) days after the date of a reasonably detailed invoice and back-up therefor provided by Rosetta, provided Rosetta shall not invoice Prometheus more than once (1) per calendar quarter.

5.2           Infringement or Misappropriation of Licensed Intellectual Property.

5.2.1           Notice of Infringement by Third Parties.  If either Party should become aware of any infringement or misappropriation or threatened infringement or misappropriation of the Licensed Intellectual Property by a Third Party, it shall promptly notify the other Party in writing and provide any information available to that Party relating to such alleged infringement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2.2           Responsibility for Enforcement.

(a)           Rosetta shall have the initial right (but not the obligation) to bring or control, at its own expense, any enforcement action directed to an alleged infringement or misappropriation of the Rosetta Owned Patents and/or the Rosetta Owned Technical Information by a product or service that competes with a Licensed Product in the Field in the Prometheus Territory, but shall consult Prometheus in good faith with regard to all significant decisions, including without limitation, joining Prometheus as a co-party (e.g., if Prometheus believes it will need to be joined in order for the party plaintiffs to have standing and/or a viable claim for lost profit damages).

(b)           To the extent permitted by the applicable Upstream License Agreement, Rosetta shall have the initial right to bring or control, at its own expense, any enforcement action directed to an alleged infringement or misappropriation of the Upstream Licensed Patents and/or the Upstream Licensed Technical Information by a product or service that competes with a Licensed Product in the Field in the Prometheus Territory, but shall consult Prometheus in good faith with regard to all significant decisions, including without limitation, joining Prometheus as a co-party (e.g., if Prometheus believes it will need to be joined in order for the party plaintiffs to have standing and/or a viable claim for lost profit damages).

(c)           In the event that the enforcement of any Upstream Licensed Patent and/or any Upstream Licensed Technical Information is the responsibility of the applicable Upstream Licensor pursuant to Upstream License Agreements or an enforcement action cannot be brought by Rosetta for lack of standing, Rosetta agrees that, to the maximum extent that Rosetta has the right to do so under the Upstream License Agreement (and if not permitted Rosetta shall use Commercially Reasonable Efforts to obtain such rights pursuant to an amendment to such Upstream License Agreement), Rosetta (i) shall cause such Upstream Licensor to bring or control, at such Upstream Licensor’s and/or Rosetta’s own expense, any enforcement action directed to an alleged infringement or misappropriation of the Upstream Licensed Patents and/or the Upstream Licensed Technical Information by a product or service that competes with a Licensed Product in the Field in the Prometheus Territory, (ii) shall consult Prometheus in good faith with regard to all significant decisions, including without limitation, joining Prometheus and/or Rosetta as co-parties, and (iii) shall not permit such Upstream Licensor to settle (or make any stipulation during) such enforcement action in a manner that would negatively affect Prometheus’ License without first obtaining Prometheus’ prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)           In the event that Rosetta or an Upstream Licensor does not file suit against or commence and conclude settlement negotiations with the party responsible for an alleged infringement of any Licensed Intellectual Property within [***] days of receipt of a written demand from Prometheus that Rosetta and/or its Upstream Licensor bring suit, and it is determined by Prometheus after good faith consultation with Rosetta that a suit should be filed by Rosetta and/or the applicable Upstream Licensor, but Rosetta and/or the applicable Upstream Licensor does not file suit or commence settlement negotiations forthwith against the infringer, then Prometheus shall have the right, at [***] expense, to bring or control, at [***] expense, any enforcement action directed to the alleged infringement on behalf of itself,  Rosetta, and/or the Upstream Licensor, to the extent permitted by the relevant Upstream License Agreement (and if not permitted Rosetta shall use Commercially Reasonable Efforts to obtain such rights pursuant to an amendment to such Upstream License Agreement).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2.3           Cooperation and Joinder.

(a)           Prometheus shall reasonably cooperate in any enforcement action brought by Rosetta or an Upstream Licensor pursuant to Section 5.2.2(a), (b) or (c) above, and, as necessary (or requested by Prometheus), be permitted to join or be joined as a party therein, provided Rosetta or the Upstream Licensor, as applicable, agrees to reimburse Prometheus for all out-of-pocket costs, damages and expenses, (excluding reasonable attorneys’ fees unless the Parties are unable to utilize the same legal counsel due to an ethical conflict), that it may incur in connection with such assistance or joinder, including any award of costs against it.

(b)           Rosetta shall reasonably cooperate in any enforcement brought by an Upstream Licensor pursuant to Section 5.2.2(c), and as necessary join or be joined as a party therein, provided the Upstream Licensor agrees to reimburse Rosetta for all out-of-pocket costs, damages and expenses, (excluding reasonable attorneys’ fees unless the Parties are unable to utilize the same legal counsel due to an ethical conflict), that it may incur in connection with such assistance or joinder, including any award of costs against it.

(c)           Rosetta shall and shall cause the applicable Upstream Licensor to the extent permitted by the relevant Upstream License Agreement (and if not permitted Rosetta shall use Commercially Reasonable Efforts to obtain such rights pursuant to an amendment to such Upstream License Agreement) to reasonably cooperate in any enforcement brought by Prometheus pursuant to Section 5.2.2(d), and as necessary join or be joined as a party therein, provided Prometheus agrees to reimburse Rosetta for all out-of-pocket costs, damages and expenses, (excluding reasonable attorneys’ fees unless the Parties are unable to utilize the same legal counsel due to an ethical conflict), that it may incur in connection with such assistance or joinder, including any award of costs against it.

(d)           Any costs, expenses or damages hereunder to be reimbursed by one Party to the other shall be paid by the owing Party within thirty (30) days of receipt of evidence that such costs, expenses or damages have been incurred.

5.2.4           Retention of Amounts Recovered.  Except as otherwise required by the terms of any applicable Upstream License Agreements, any amount recovered in any action or suit brought in accordance with Section 5.2, whether by judgment or settlement, shall be applied as follows, unless otherwise agreed in writing by the Parties:

(a)                 First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such infringement action;

(b)                 Second, if and to the extent lost sales are specifically determined by the adjudicating authority, to Prometheus in reimbursement for lost sales (net of royalties) associated with Products and to Rosetta in reimbursement for lost royalties owing hereunder based on such lost sales;

(c)                 Third, any amounts remaining shall be allocated [***] to the Party that controlled the prosecution of the infringement action and [***] to the non-controlling Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In the absence of any conflict of interest, the Parties shall use commercially reasonable efforts to utilize the same legal counsel. In the event of any inconsistency between the terms of this Section 5.2.4 and the terms of any Upstream License Agreement, amounts recovered in any enforcement action or suit brought in accordance with Section 5.2 that pertain to the Upstream License Agreement shall be paid or retained in accordance with the terms of the applicable Upstream License Agreement.

5.2.5           Notification of Infringement by a Party.  If the Exploitation of the Licensed Products results in a claim alleging Patent infringement against either Party (or its Affiliates, licensees or sublicensees), such Party shall promptly notify the other Party hereto in writing.  As between the Parties, Prometheus shall have the initial right to defend and control the defense of any infringement claim pertaining primarily to infringement inside the Prometheus Territory, and Rosetta shall have the initial right to defend and control the defense of any infringement claim pertaining primarily to infringement outside the Prometheus Territory.  Each Party (a) may use counsel of its own choice as applicable, and (b) shall keep the other Party informed of all material developments in connection with any such claim.  Notwithstanding the foregoing, if the other Party (or its Affiliates or Sublicensees) is joined in any such action, then it shall have the right to defend such action and be represented by separate legal advisors.

5.2.6           Settlement.  Without prejudice to the foregoing, neither Party shall settle or compromise any legal action referred to in Section 5.2 without the prior written consent of the other Party (not to be unreasonably withheld), provided that Rosetta shall not be required to obtain Prometheus’ consent to the settlement or compromise of an infringement claim or action subject to Section 5.2.5 to which Prometheus has not been joined and which pertains solely to infringement outside the Prometheus Territory.

5.3          Resolution of Potential Blocking Positions.

If a claim alleging Patent infringement arises that is subject to Section 5.2.5, or if the senior management of either Party become aware of a Third Party Patent that, if issued, is likely to provide a basis for such a claim in the Prometheus Territory (collectively, a “Potential Blocking Patent”), the following provisions shall apply:

5.3.1           To the extent such notice has not been provided pursuant to Section 5.2.5, the Party that first becomes aware of such Potential Blocking Patent shall provide written notice that such a situation may exist to the other Party, following which the Parties shall discuss and determine whether they wish to enter into a commonality of interest agreement and to conduct any further discussion through their respective US counsel before proceeding to discuss the Potential Blocking Patent.

5.3.2           The Parties shall enter into good faith discussions for a period of up to [***] with the objective of determining whether a license under the Potential Blocking Patent or a modification or redesign (hereinafter “modification”) to one or more of the Licensed Products is necessary for the Exploitation of one or more of the Licensed Products in the Prometheus Territory, taking into account considerations such as, without limitation, the time required to obtain a license versus the time required to modify the Licensed Product to make it non-infringing, and the cost of obtaining a license versus the cost of modifying the affected Licensed Product.  During such [***] period, the Parties shall discuss and agree upon the appropriate parameters for obtaining such license and/or developing such modification, [***] (the “Third Party License Negotiation Period”) and  develop such modification (the “Modification Development Period”) as well as the overall time limit for attempting both options should the first chosen option fail, provided that in no event shall such overall time period exceed [***] (the “Overall Time Period”).  To the extent necessary, the parties shall discuss in good faith extending the term of any of the aforementioned periods for a reasonable duration to conclude any negotiations or development work than in progress.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)           If the Parties agree that such a license or modification is necessary, the Parties shall immediately proceed as set forth in Section 5.3.3 below, without regard to Section 5.3.2(b).

(b)           If the Parties fail to agree as to the necessity of such a license or modification, the Parties shall within five (5) business days after the conclusion of the foregoing [***] discussion period select a mutually acceptable Third Party neutral patent expert with expertise in patent damages and licensing (the “Expert”) to determine whether it is more likely than not that the patent would be infringed, where such standard is interpreted in accordance with standard jury instructions for United States Federal Courts in cases dealing with patent infringement, by the unlicensed Exploitation of the Licensed Product(s) in the Prometheus Territory.  Prior to any substantive communications to the Expert, the Parties and the Expert shall enter into a suitable confidentiality agreement, and take measures to preserve to the maximum extent possible each Party’s legal privilege concerning the subject matter of the determination.  The Expert will determine the procedures for his decision making, including procedures for presenting information to him and the Parties agree to provide to the Expert all information and documents that are requested.  The Expert’s final decision shall be made no more than [***] after initiating the proceeding.  If the Expert determines that it is more likely than not (applying the standard described above) that the Potential Blocking Patent would be infringed by the unlicensed Exploitation of the Licensed Product(s) in the Prometheus Territory, the Parties shall proceed as set forth below.  If the Expert determines that it is not more likely than not that the Potential Blocking Patent would be infringed by the unlicensed Exploitation of the Licensed Product(s) in the Prometheus Territory, neither Party shall have any further obligation under the following subsections of this Section 5.3 solely with respect to the Potential Blocking Patent in question (without prejudice to any right of Prometheus to avail itself of Section 4.4.1(b)).  The cost of the Expert shall be borne equally by the parties.

5.3.3           Prometheus shall within a reasonable time determine whether it wishes to avail itself of the royalty reductions available to it pursuant to Section 4.4.1(b), or to continue to proceed under this Section 5.3.  Prometheus shall notify Rosetta in writing of such election, and any election to proceed under Section 4.4.1(b) shall discharge Rosetta of any further obligations under this Section 5.3 solely with respect to the Potential Blocking Patent in question.

5.3.4           If Prometheus elects to proceed under this Section 5.3 and the parties have agreed on Rosetta initially attempting to obtain a license over developing a modification (taking into account the discussions set forth in Section 5.3.2), Rosetta shall use best commercial endeavors to promptly obtain a license to the Potential Blocking Patent, [***].  Rosetta shall keep Prometheus reasonably informed as to the progress of Rosetta’s negotiations with the Third Party that owns or controls the Potential Blocking Patents.  Prometheus shall not engage in any discussions or negotiations with such Third Party relating to the Potential Blocking Patent prior to the expiration of the Overall Time Period except (a) with Rosetta’s prior written consent, not to be unreasonably withheld, and subject to a joint negotiation strategy, or (b) after giving written notice to Rosetta that Prometheus wishes to enter into sole negotiations with such Third Party and is electing to proceed under Section 4.4.1(b), which election to proceed under Section 4.4.1(b) shall discharge Rosetta of any further obligations under this Section 5.3 solely with respect to the Potential Blocking Patent in question.  If Rosetta is unable, despite using best commercial endeavors, to obtain a license to the Potential Blocking Patent, and provided that there is still sufficient time to successfully modify the Licensed Product and obtain a non-infringement opinion from reputable outside patent counsel to the effect that the Licensed Product, as so modified, does not infringe the Potential Blocking Patent within the Overall Time Period, Rosetta may notify Prometheus, via a signed writing given to Prometheus no more than five (5) business days after the expiration of the Third Party License Negotiation Period (the “Plan B Notice”), that it desires to develop the necessary modifications in accordance with the procedures set forth in Section 5.3.5.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.3.5           If Prometheus elects to proceed under this Section 5.3 and either (a) the parties have agreed on developing a modification prior to first attempting to obtain a license (taking into account the discussions set forth in Section 5.3.2) or (b) Rosetta has properly provided Prometheus with a Plan B Notice, Rosetta shall promptly modify the affected Licensed Product and obtain a non-infringement opinion from reputable outside patent counsel to the effect that the Licensed Product, as so modified, does not infringe the Potential Blocking Patent prior to the expiration of the Modification Development Period and/or the Overall Time Period, which ever comes first.  Prometheus shall reimburse [***] of the costs for developing such modification and obtaining such opinion upon successfully completion of the modification and obtainment of said non-infringement opinion.  In return, Prometheus shall be entitled to reduce its royalty payments hereunder to Rosetta by [***] until Prometheus has recouped in full its contributions to such development costs, at which time no further reduction shall be available under this Section 5.3.5.  If Rosetta is unable, despite using best commercial endeavors, to successfully modify the Licensed Product or to obtain a non-infringement opinion from reputable outside patent counsel to the effect that the Licensed Product, as so modified, does not infringe the Potential Blocking Patent within the Third Party License Negotiation Period within the Third Party License Negotiation Period, and provided that Rosetta has not provided Prometheus with a Plan B Notice and there is still sufficient time to successfully license the Potential Blocking Patent from a Third Party within the Overall Time Period, Rosetta may notify Prometheus, via a signed writing given to Prometheus no more than five (5) business days after the expiration of the Third Party License Negotiation Period (the “Plan C Notice”), that it desires to license the Potential Blocking Patent from a Third Party in accordance with the procedures set forth in Section 5.3.4.

5.3.6           If Rosetta is unable, despite using best commercial endeavors to either modify the Licensed Product and obtain a non-infringement opinion from outside patent counsel to the effect that the Licensed Product, as so modified, does not infringe the Potential Blocking Patent or to obtain a license under the Potential Blocking Patent within the Overall Time Period, Rosetta shall so notify Prometheus in writing within five (5) business days after making such determination.  [***].  Prometheus shall use Commercially Reasonable Efforts to minimize any such royalties to Third Parties.

5.3.7           If (a) Rosetta is unable to modify the Licensed Product and obtain a non-infringement opinion from outside patent counsel to the effect that the Licensed Product, as so modified, does not infringe the Potential Blocking Patent and neither Party is able to obtain a license under the Potential Blocking Patent within the Overall Time Period and (b) Prometheus stops selling, or its Board determines to stop selling, the affected Licensed Product (notice of which decision shall be promptly given to Rosetta), the Parties may mutually agree to terminate the license with respect to the affected Licensed Product(s), provided that prior to the effective date of such termination the parties shall negotiate a reasonable royalty (and if such royalty cannot timely be agreed upon by the parties, such royalty may be determined pursuant to the Dispute Resolution procedures set forth in Section 11) which Rosetta shall pay to Prometheus in connection with Rosetta’s or its Affiliates’ Exploitation of such Licensed Product(s) in the Prometheus Territory for a period of [***] subsequent to termination.  For clarification purposes, unless otherwise agreed upon by the parties, Rosetta shall have no obligation to Exploit the Licensed Product in the Prometheus Territory. Upon the effective date of termination of such Licensed Product(s) Rosetta shall also reimburse Prometheus the development costs for such Licensed Product(s) which were actually paid to Rosetta pursuant to Section 3.2.4 (crediting to Prometheus any offsets actually taken thereunder), excluding any performance-based incentives.  Development costs for development work that benefited more than one Licensed Product shall be reasonably apportioned between or among the applicable Licensed Products.  In addition, if subsequent to the effective date of termination, Rosetta and/or any of its Affiliates license any Third Party the right to Exploit any Licensed Product(s) subject to this Section 5.3.7 in the Prometheus Territory, Prometheus shall receive [***] of all consideration (including, without limitation, all upfront fees, milestone fees and royalties, whether monetary or otherwise) received by Rosetta and/or its Affiliates but excluding investments in Rosetta made at fair market value, loans made at reasonable commercial terms and amounts paid for research funding under a written agreement with a research project and a budget.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.	CONFIDENTIAL INFORMATION

6.1           Confidentiality.

6.1.1           Prometheus agrees to maintain secret and confidential the Product Technical Information, any Rosetta Improvements and all other confidential information that it may acquire or has acquired from Rosetta in the course of this Agreement (“Rosetta Confidential Information”), to use the same exclusively as permitted under this Agreement, and to disclose the same only to those of its employees, Affiliates, contractors and Sublicensees appointed pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

6.1.2           Rosetta agrees to maintain secret and confidential all Prometheus Product Improvements and all other confidential information that it may acquire or has acquired from Prometheus in the course of this Agreement (“Prometheus Confidential Information”) and to disclose the same only to those of its employees, Affiliates, contractors and licensees of the Licensed Products to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

6.1.3           The foregoing obligations of Sections 6.1.1 and 6.1.2 shall not apply to Technical Information or other confidential information which:

(a)           prior to receipt thereof from one Party was in the possession of the recipient Party and at its free disposal, as can be demonstrated by the recipient Party through written evidence;

(b)           is subsequently disclosed to the recipient Party without any obligations of confidence by a Third Party who has not derived it directly or indirectly from the disclosing Party;

(c)           is or becomes generally available to the public through no act or default of the recipient Party or its Affiliates, employees, contractors, agents, or Sublicensees;

(d)           is independently developed by the receiving Party by its employees or contractors without access to or the benefit of any disclosure hereunder, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)           is required to be disclosed by law, regulation or action of any governmental agency or authority or to comply with the requirements of any securities exchange or to any governmental or regulatory agency.

6.1.4           Each Party shall procure that all its employees, contractors and licensees, who have access to any information of the other Party to which the obligations of clauses 6.1.1 or 6.1.2 as the case may be apply, shall be made aware of, subject to, and comply with the above obligations.

6.1.5           Rosetta shall use Commercially Reasonable Efforts to identify in writing any Rosetta Confidential Information disclosed by Rosetta to Prometheus that is proprietary to an Upstream Licensor.  To the extent Rosetta properly identifies in writing at the time of disclosure to Prometheus the Upstream Licensor whose Confidential Information Rosetta is disclosing, and provided further that, Rosetta has also disclosed to Prometheus the applicable confidentiality terms and restrictions under Rosetta’s Upstream License Agreement, then the confidentiality terms of such Upstream License Agreement shall supersede the terms of this Section 6 with respect to Prometheus use and disclosure of such Upstream Licensor Confidential Information.

6.1.6           The obligations of confidentiality herein shall survive for a period of [***] following the date of expiration or termination of this Agreement, and shall apply to Rosetta Confidential Information and Prometheus Confidential Information exchanged between the Parties, both prior to and after entering into this Agreement.  This Agreement supersedes the mutual confidentiality agreement between the Parties dated August 27, 2008 (the “Mutual Confidentiality Agreement”).  All information exchanged between the Parties under the Mutual Confidentiality Agreement shall be deemed to have been disclosed under this Agreement on a going-forward basis and shall be subject to the terms of this Article 6 as of the Effective Date.

6.2           Publicity and Permitted Disclosures.  Each of the following provisions of this Section 6.2 shall apply except as otherwise required by Law or court order or as otherwise permitted under this Agreement:  Prometheus shall not use the name of any Upstream Licensor, or any variant thereof, in any promotional materials or other public announcement or disclosure without the prior written consent of such Upstream Licensor.  All publicity, press releases and public announcements, in each case relating to the Licensed Products as licensed hereunder in the Prometheus Territory and/or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval (such approval not to be unreasonably withheld) of both Parties; provided that such publicity, press releases and other public announcements shall not disclose any confidential information of the other Party hereunder and shall give appropriate attribution to the other Party’s role(s) in the project contemplated herein.  Each Party shall provide the other Party an opportunity to review and comment on the language of such attribution prior to first use thereof in a press release or other public disclosure.  Furthermore, each Party shall notify the other Party prior to the first public disclosure of any data generated by it, its Affiliates, Sublicensees or licensees (as applicable) relating to the Licensed Products in the Prometheus Territory, and shall provide the other Party an opportunity to review and comment on the language of such disclosure.  Any information that is contained in an approved disclosure as described in the preceding sentences may be disclosed subsequently by either Party without the need to seek any further approval, subject to any restrictions that apply to the original disclosure.  Prometheus hereby approves the Rosetta press release attached hereto as Annex H for release on or after the Effective Date.  Either Party may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of the other Party, as may be required by applicable Law (including, without limitation, disclosure requirements of the SEC, NYSE, or any other stock exchange or NASDAQ), in which case the Party seeking to disclose the information shall give the other Party reasonable advance notice and review of any such disclosure and shall seek confidential treatment of such information to the extent possible under applicable Law.  Furthermore, either Party may disclose the other Party’s Confidential Information, the existence of this Agreement and the terms and conditions hereof, to its legal advisers subject to a duty of confidentiality.  Finally, either Party may disclose the existence of this Agreement and the terms and conditions hereof under a written confidentiality agreement to its Affiliates, actual and prospective investors, other financing sources, or acquirers, and in the case of Rosetta, the Upstream Licensors.  Notwithstanding the foregoing, neither Party shall have the right to disclose such information to a Competitor of the other Party except if such Competitor is an acquirer or investor receiving at least [***] of the Party’s voting shares and either (a) the other Party has consented in writing to the disclosure to such Competitor, or (b) the disclosure is made to the Competitor after the full execution (but not necessarily after the closing) of a definitive agreement for such acquisition or investment.  Prometheus may disclose Rosetta’s Confidential Information to its Sublicensees solely on a need-to-know basis subject to Section 2.2.1.  Rosetta may disclose to its other actual or prospective licensees Section 3.3.3 (Prometheus Product Improvements) of this Agreement and the definitions of terms used therein in connection with Rosetta’s negotiation or enforcement of reciprocal obligations and rights relating to Improvements on the part of such other actual or prospective licensees.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1    Corporate Existence and Power.  Each Party hereto represents and warrants to the other Party that, (a) it is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated or organized; and (b) it has full power and authority and the legal right to own or license and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

7.2           Authority.  Each Party hereto represents and warrants to the other Party that (a) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; (d) as of the Effective Date, all necessary consents, approvals and authorizations of all governmental authorities, Upstream Licensors and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained; and (e) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable Law in existence as of the Effective Date or any provisions of such Party’s charter documents in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order in existence as of the Effective Date by which such Party is bound.

7.3           Intellectual Property.  Rosetta represents and warrants to Prometheus that:

7.3.1           Rosetta has disclosed to Prometheus, or provided Prometheus with copies of, all Rosetta Owned Patents in existence as of the Effective Date, and covenants that it shall thereafter continue to provide Prometheus with copies of any Patents that become Rosetta Owned Patents at any time during the Term.  In the event that Rosetta becomes aware of any Rosetta Owned Patent in existence as of the Effective Date that was not disclosed to Prometheus, Rosetta covenants that it shall promptly disclose such Rosetta Owned Patent to Prometheus.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3.2           To Rosetta’s knowledge, Rosetta has disclosed to Prometheus, or provided Prometheus with copies of, all Upstream Licensed Patents in existence as of the Effective Date.

7.3.3           As of the Effective Date, Annex A-1A and Annex A-2A sets forth a true, correct and complete list of all Patents owned by Rosetta or its Affiliates necessary or required to Exploit the Licensed Products in the Prometheus Territory;

7.3.4           To Rosetta’s knowledge as of the Effective Date, Annex A-1B and Annex A-2B sets forth a true, correct and complete list of all Patents Controlled by Rosetta or its Affiliates necessary or required to Exploit the Licensed Products in the Prometheus Territory;

7.3.5           Rosetta has the right to grant the licenses to Prometheus that are set forth in this Agreement and owns or Controls all right, title and interest in and to the Licensed Intellectual Property;

7.3.6           Rosetta has not granted any rights in the Licensed Intellectual Property that are inconsistent with or that limit the rights granted to Prometheus under this Agreement;

7.3.7           Rosetta has secured written statements from each entity that is an Upstream Licensors as of the Effective Date declaring that, to each such Upstream Licensor’s knowledge, neither it nor Rosetta is in material breach of such Upstream License Agreement. In instances where an Upstream License Agreement in existence as of the Effective Date does not already provide the following right, Rosetta has secured written statements from each entity that is an Upstream Licensor as of the Effective Date declaring that, should the Upstream License Agreement be terminated, the applicable Upstream Licensor shall provide prompt notice thereof to Prometheus and provided that Prometheus is not in material breach of this Agreement at the time the Upstream License Agreement is terminated as to Rosetta, the Upstream Licensor shall provide prompt notice thereof to Prometheus and shall be deemed to have granted a direct license to Prometheus on the same terms as those set forth in (a) this Agreement, or (b) the Upstream License Agreement, in each case which apply to the Upstream Licensor’s intellectual property that is sublicensed to Prometheus under the Upstream License Agreement, provided that such direct license shall be granted solely in the Prometheus Territory, and provided further that any upfront or other payments which were paid by Rosetta to the Upstream Licensor prior to the date of termination of the Head License shall be deemed to have been paid by Prometheus under the direct license. Rosetta further represents and warrants that, during the Term, Rosetta shall maintain each of the Upstream License Agreements in good standing and shall not take any action, or omit or fail to take any action, which would result in a breach or early termination of any of the Upstream License Agreements or any rights thereunder, unless Prometheus’ license with respect to the Diagnostic Test to which such Upstream License Agreement pertains has been terminated.  Rosetta represents and warrants that it shall not amend, modify or supplement the terms of, or waive any rights under, any Upstream License Agreement without the prior written consent of Prometheus where and to the extent that any such amendment or waiver would adversely affect the rights and licenses granted to Prometheus pursuant to this Agreement.  Rosetta shall promptly notify Prometheus upon receipt by Rosetta of any notice from any Upstream Licensor of any actual or alleged breach under any Upstream License Agreement that could result in the termination of such agreement or reduction or other limitation in Rosetta’s rights thereunder, and Rosetta shall promptly cure any such breach within the allotted cure period.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3.8           As of the Effective Date, Rosetta has not assigned, licensed, sublicensed, granted any interest in or options to the Licensed Intellectual Property or the Licensed Products in the Prometheus Territory to any Third Party in violation of this Agreement and shall not do so during the Term.

7.3.9           The Rosetta Owned Patents and, to Rosetta’s knowledge, the Rosetta Upstream Licensed Patents are free and clear of all Encumbrances that could (if foreclosed upon or otherwise) (a) restrict Prometheus’ Limited Exclusive license thereunder as granted under this Agreement or use thereof as otherwise permitted under this Agreement or (b) provide a Third Party with rights in the Licensed Patents which conflict with Prometheus’ Limited Exclusive License.  Rosetta shall ensure that the Rosetta Owned Patents and its license rights under the Rosetta Upstream Licensed Patents remain free and clear of such Encumbrances during the Term of this Agreement.

7.3.10    Product Technical Information.

(a)          It has taken commercially reasonable measures to protect the secrecy, confidentiality and value of the Product Technical Information.

(b)           To Rosetta’s knowledge, no event has occurred as of the Effective Date which has resulted in the unauthorized use or disclosure of any Product Technical Information or which otherwise resulted in any Product Technical Information falling into the public domain.

(c)           Rosetta has the right to grant Prometheus the Limited Exclusive license to the Product Technical Information in the Prometheus Territory as provided hereunder.

(d)           As of the Effective Date, the Product Technical Information is, and will at all times thereafter remain, free and clear of all Encumbrances that could restrict Prometheus’ rights to use such Product Technical Information as granted under this Agreement.

7.3.11    Exploitation of Licensed Intellectual Property.

(a)           As of the Effective Date, Rosetta has not received any written Claim alleging that Rosetta’s or its licensees’ development, use or Exploitation of the Licensed Intellectual Property or the Licensed Products infringe, or misappropriate any intellectual property rights of any Third Party (including any Claim that Rosetta or its licensees must license or refrain from using any intellectual property rights of any Third Party in order to Exploit the Diagnostic Tests).

(b)           As of the Effective Date, to Rosetta’s knowledge, except as may be disclosed in the Stock Purchase Agreement, there are no facts which would form a reasonable basis for any Claim of infringement or misappropriation of any intellectual property rights of any Third Party related to the development or use of the Licensed Intellectual Property or the Diagnostic Tests, and Rosetta shall promptly notify Prometheus if it receives notice of any claim or other information at any time during the Term that would render this representation untrue.

(c)           As of the Effective Date, to Rosetta’s knowledge, no Third Party has interfered with, infringed upon, or misappropriated the Licensed Intellectual Property, and Rosetta shall promptly notify Prometheus if it receives notice of any claim or other information at any time during the Term that would render this representation untrue.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)           As of the Effective Date, to Rosetta’s knowledge, no Claim is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of any Licensed Intellectual Property, and to Rosetta’s knowledge, there are no facts which would form a reasonable basis for any such Claim.

(e)           As of the Effective Date, to Rosetta’s knowledge, the Exploitation of the Diagnostic Tests, in the form (if any) in which they exist as of the Effective Date, in the Prometheus Territory as currently contemplated in this Agreement does not and will not interfere with, infringe upon, or misappropriate, any intellectual property rights of any Third Party.

(f)           As of the Effective Date, The Mets Software does not and will not infringe the copyrights or misappropriate the trade secrets of any Third Party.

7.4           Regulatory Matters.  Rosetta represents and warrants to Prometheus that  Rosetta holds, and is operating in material compliance with, such exceptions, permits, licenses, franchises, authorizations and clearances of all Regulatory Authorities required in connection with the development up to the Effective Date of the Diagnostic Tests.  Rosetta further represents and warrants to Prometheus that it has not received any warning letters or written correspondence from any governmental entity requiring the termination, suspension or modification of any studies or tests with respect to the Diagnostic Tests.

7.5           Compliance with Laws.

7.5.1           Each Party represents and warrants to that other Party that it is in compliance in all material respects with all Laws that are applicable to its ownership interest in, or the operation or use of the Diagnostic Tests, and there are no events, conditions, circumstances, activities, practices, incidents or actions known to such Party relating thereto that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigative, corrective or remedial obligations under applicable Laws, except as set forth in the following sentence.  The Parties acknowledge that as of the Effective Date there are certain state license applications in New York, Florida, Maryland and California which are currently pending that may be required to be issued prior to Rosetta’s performance of the Diagnostic Tests under the Services Agreement on specimens from patients in such states.  Rosetta shall use commercially reasonable efforts to obtain all such licenses and upon their issuance, Rosetta shall maintain such state license in good standing for the remainder of the term of the Services Agreement.

7.5.2           Prometheus represents and warrants that the Exploitation of the Licensed Products in the Prometheus Territory by it or its Affiliates, and any performance of the Diagnostic Tests by Sublicensees, shall comply in all material respects with all applicable Laws.

7.6           Existing Research Agreements.  Rosetta represents and warrants that a true and complete copy of each Existing Research Agreement and any and all amendments thereto as of the Effective Date have been provided to Prometheus.

7.7           Legal Proceedings.  Rosetta represents and warrants to Prometheus that there is no pending Proceeding (a) that has been commenced by or against Rosetta or any of its Affiliates or that otherwise relates to or may affect the Licensed Intellectual Property, or (b) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the knowledge of Rosetta, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.8           Financial Condition.  Rosetta represents and warrants to Prometheus that, as of the Effective Date, (a) it has not initiated a voluntary proceeding under any applicable bankruptcy code, and (b) there is no involuntary proceeding under any applicable bankruptcy code pending against Rosetta.

8.           INDEMNIFICATION

8.1           Indemnification by Rosetta.  Rosetta shall indemnify and hold harmless Prometheus and its Affiliates, Sublicensees and each of their respective employees, officers, directors and agents (each a “Prometheus Indemnitee”) from and against (a) any and all fines, sanctions, liabilities, losses and damages (“Losses”) finally awarded to a Third Party by a court of competent jurisdiction or finally imposed by any government agency that result from any Claim made or brought against a Prometheus Indemnitee by or on behalf of such Third Party or such government agency, and (b) subject to Section 8.3, any direct out-of-pocket costs and expenses (including reasonable attorneys’ fees) (“Litigation Costs”) incurred by a Prometheus Indemnitee while investigating or conducting the defense of such Claim, in any such case (a) and (b), solely to the extent such Claim is based on or arises out of (i) the breach by Rosetta of any representation, warranty or covenant contained in this Agreement; (ii) any Third Party Claim that Rosetta misappropriated, willfully disclosed or made available to Prometheus any Licensed Intellectual Property in violation of an obligation of Rosetta to such Third Party; (iii) the Exploitation of a Licensed Product or a Prometheus Improvement by Rosetta, its Affiliates or its licensees outside the Prometheus Territory; (iv) a Rosetta Indemnitee’s breach of any Upstream License Agreement or any indemnification claim by an Upstream Licensor to the extent that such breach or indemnification claim did not arise from a Prometheus Indemnitee’s breach of Section 2.5 (Compliance with Upstream License Agreements) or any requirements binding on sublicensees under an Upstream License Agreement arising after the Effective Date and accepted by Prometheus pursuant to Section 2.6; (v) a Claim by an Upstream Licensor for breach of confidentiality arising from such Prometheus Indemnitee’s use, in strict accordance with this Agreement, of Rosetta Confidential Information that is proprietary to such Upstream Licensor but which was not timely identified as such by Rosetta pursuant to Section 6.1.5, or (vi) a breach by a Rosetta Indemnitee or Rosetta sublicensee of any applicable term of a Third Party license agreement entered into between Prometheus and such Third Party concerning a Prometheus Product Improvement sublicensed to Rosetta hereunder, provided, however, in each case that such indemnification right shall not apply to any Claims, Losses or Litigation Costs (x) to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a Prometheus Indemnitee or Prometheus’ breach of this Agreement, or (y) for which Prometheus is obligated to indemnify Rosetta under Section 8.2.

8.2           Indemnification by Prometheus.  Prometheus shall indemnify and hold harmless Rosetta and its Affiliates, and the Upstream Licensors and each of their respective employees, officers, directors and agents (each a “Rosetta Indemnitee”) from and against (a) any and all Losses finally awarded to a Third Party by a court of competent jurisdiction or finally imposed by any government agency that result from any Claim made or bought against an Rosetta Indemnitee by or on behalf of such Third Party or such government agency, and (b) subject to Section 8.3, any Litigation Costs incurred by an Rosetta Indemnitee while investigating or conducting the defense of such Claim, in any such case (a) and (b), solely to the extent such Claim is based on or arises out of (i) the breach by Prometheus of any representation, warranty or covenant contained in this Agreement; or (i) the Exploitation of the Licensed Products by Prometheus, its Affiliates or its Sublicensees; provided, however, that such indemnification right shall not apply to any Claims, Losses or Litigation Costs (x) to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of an Rosetta Indemnitee or Rosetta’s breach of this Agreement, (y) for which Rosetta is obligated to indemnify Prometheus under Section 8.1, or (z) based on or arising out of a breach of any Upstream License Agreement or any indemnification claim by an Upstream Licensor to the extent that such breach or indemnification claim did not arise from a Prometheus Indemnitee’s breach of Section 2.5 (Compliance with Upstream License Agreements) or any requirements binding on sublicensees under an Upstream License Agreement arising after the Effective Date and accepted by Prometheus pursuant to Section 2.6.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.3           Indemnification Procedures.  Promptly after receipt by a party seeking indemnification under this Section 8 (an “Indemnitee”) of notice of any pending or threatened Claim against it, such Indemnitee shall give written notice thereof to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Section 8 (the “Indemnifying Party”); provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby.  The Indemnifying Party shall be entitled to participate in the defense of such Claim and, to the extent that it elects within ten (10) business days of its receipt of notice of the Claim from the Indemnitee, to assume control of the defense of such Claim (unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnifying Party has asserted a cross claim against the Indemnitee or a court has otherwise determined that such that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend the Indemnitee in such Proceeding) with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such Claim, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnitee for any Litigation Costs subsequently incurred by the Indemnitee.  The Indemnitee shall provide the Indemnifying Party with such information and assistance as the Indemnifying Party may reasonably request with regard to the Claim.  No compromise or settlement of any Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless (a) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (c) the Indemnitee’s rights under this Agreement are not restricted by such compromise or settlement.

8.4           Insurance.  Each of Rosetta and Prometheus shall have and maintain such type and amounts of liability insurance covering its activities under this Agreement as is normal and customary in the clinical laboratory industry generally for parties similarly situated.  Each Party shall, upon request of the other Party, provide the requesting Party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto.

9.	TERM AND TERMINATION

9.1           Term.  The term of this Agreement shall begin upon the Effective Date and shall continue through the date upon which the last Valid Claim covering a Licensed Product expires, or solely with respect to Royalty-Bearing Technical Information, such additional duration as is required by the applicable Upstream License Agreement (the “Term”).

9.2           Termination of Agreement for Breach.  Either Party may terminate this Agreement and the License for material breach of this Agreement by the other Party by giving sixty (60) days’ written notice to the breaching Party (specifying in reasonable detail the basis for such termination) and such breaching Party has not cured such breach within such sixty (60) day period, except in the case of a payment default as to which the breaching Party shall have only a thirty (30) day notice and cure period.  For the avoidance of doubt, and without limitation, any material breach by either Party of its diligence obligations under Section 3.2 to use Commercially Reasonable Efforts, Prometheus’ material breach of its payment obligations under Section 4, Rosetta’s material breach of its Limited Exclusive license grant under Section 2.1, and Prometheus’ material breach of its diligence obligations under Section 3.4.3, shall be deemed a material breach of this Agreement for the purposes of this Section 9.2.  Notwithstanding the foregoing, if any material breach relates to one or more Licensed Products but not all of the Licensed Products then the non-breaching party shall only be permitted to terminate this Agreement on a product-by-product basis with the rights and obligations with respect to unaffected Licensed Products remaining in full force and effect, provided that, notwithstanding the foregoing, the non-breaching party shall be entitled to terminate the Mesothelioma Test and the Squamous Test together if the material breach related to either one.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.3           Termination of Agreement for Insolvency.  A Party may terminate this Agreement and the License upon the occurrence of one or more of the following:

9.3.1           immediately upon written notice to the other Party in the event that the other Party initiates a voluntary proceeding under any applicable bankruptcy code; or

9.3.2           immediately upon written notice to the other Party in the event that the other Party becomes the subject of an involuntary proceeding under any applicable bankruptcy code and such proceeding is not dismissed or stayed within ninety (90) days of its commencement.

9.4           Termination of Agreement for Convenience by Prometheus.   Prometheus may terminate this Agreement upon not less than [***] written notice to Rosetta in its entirety or as to one or more of the Licensed Products only, provided that any termination as to the Mesothelioma Test shall be deemed also to be a termination as to the Squamous Test, and vice versa.  Upon notice by Prometheus of its intent to terminate, Prometheus shall work with Rosetta in good faith to avoid devaluing the Licensed Products during such notice period and to complete any work in progress during such time but Prometheus shall not be obligated to make material expenditures during such notice period.

9.5           Termination for Challenge to Licensed Patents.   This Agreement, and all licenses granted to Prometheus hereunder, may be terminated by Rosetta on [***] prior written notice (or with respect to any Upstream Licensed Patent, any shorter period to the extent required under its Upstream License Agreements) in the event that Prometheus or a Prometheus Affiliate directly or indirectly opposes or disputes, or willingly (e.g., it shall not be deemed willing if Prometheus is required to participate in an opposition pursuant to a subpoena or court order or a proceeding is otherwise initiated by the United States Patent and Trademark office other than at the instigation of Prometheus, and not by Prometheus) assists any Third Party to oppose or dispute, the validity or enforceability of any of the Licensed Patents in a court of competent jurisdiction or in proceedings before the United States Patent and Trademark Office or any other national patent office or supra-national patent authority established pursuant to international treaty, including under the auspices of the European Union, provided that (and with respect to any Upstream Licensed Patent, to the extent such an exception is consistent with the applicable Upstream License Agreement) an Upstream Licensor, Rosetta, its Affiliates and/or any of its licensees have not asserted such Licensed Patents against Prometheus.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.6           Procedure upon Termination or Expiration of Agreement.  Termination shall not relieve either Party of any obligations which have accrued prior to the effective date of such termination.  In the case of any breach of the terms of the License, a decision not to terminate does not reduce or eliminate any recourse otherwise available to either Party.  Upon the natural expiration or any termination of this Agreement by Rosetta pursuant to Section 9.2, 9.3, or 9.5, or by Prometheus pursuant to Section 9.2 or 9.4, all rights under the License and any license to Rosetta Improvements granted to Prometheus or its Affiliates hereunder shall automatically terminate and revert to Rosetta.  Upon any termination of this Agreement by Prometheus pursuant to 9.3, or the occurrence of any event set forth therein regardless of termination by Prometheus, in addition to any other rights or remedies Prometheus may have at law or in equity for breach, all rights and licenses herein granted to Prometheus in any Licensed Patents shall be irrevocable and shall continue in full force and effect in perpetuity, subject to Prometheus’s payment of all amounts due hereunder, as if this Agreement remained in full force and effect, into the bankruptcy estate or as otherwise directed by a competent legal authority having jurisdiction over such matters.  The Parties agree that the terms of this Agreement are fair and reasonable and have been negotiated in an arms-length transaction between unrelated parties with each Party represented by legal counsel.  If any provision herein is deemed onerous or otherwise unenforceable by any applicable bankruptcy court, the Parties shall use good faith efforts to amend the Agreement (e.g., removing such onerous provision) so as to avoid any consequences thereof under applicable bankruptcy laws.

9.6.1           Upon termination of this Agreement or a Licensed Product by Prometheus for any reason, Prometheus and its Affiliates and Sublicensees shall have the non-exclusive right to continue to supply the terminated Licensed Products within its Control for a period not to exceed [***] from the date of notice of termination.  In addition, upon the termination of this Agreement by Prometheus pursuant to Section 9.4 or by Rosetta pursuant to Section 9.2, Prometheus shall grant Rosetta an exclusive license under and transfer to Rosetta all Prometheus owned rights in the Licensed Products, the Regulatory Filings and Regulatory Approvals (and provide prompt written notice to the applicable Regulatory Authorities of such transfers), any domain names registered to Prometheus or its Affiliates and utilized exclusively in connection with the Licensed Products and not in connection with Prometheus’ and/or its Affiliates’ other products or services, and any Prometheus (or its Affiliates) owned trademarks or trademarks licensed from Third Parties to Prometheus or its Affiliates and utilized exclusively in connection with the Licensed Products and not in connection with Prometheus’ and/or its Affiliates’ other products or services.  The Parties shall negotiate in good faith fair and reasonable license and transfer fees for the foregoing, provided that if the Parties are unable to negotiate such financial terms and execute an addendum or agreement with respect thereto, a fair market value shall be determined pursuant to the dispute resolution provisions set forth in Section 11.

9.7           Survival.  Except as expressly provided herein, Articles and Sections 5.3.7, 6 (Confidential Information), 8 (Indemnification), 9.6 (Procedure Upon Termination or Expiration of Agreement), 10 (Limitation of Liability), 11 (Dispute Resolution), 12.7 (Injunctive Relief), 12.8 (Notices) and 12.14 (Applicability of Section 365(n) of the Bankruptcy Code), all definitions used in any of the foregoing articles or sections, and any accrued rights to payment shall survive any expiration or early termination of this Agreement.

10.	LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO ANY INDEMNIFICATION OBLIGATION OWED WITH RESPECT TO A THIRD PARTY LOSS, A BREACH OF ARTICLE 6 (CONFIDENTIAL INFORMATION) OR  INFRINGEMENT OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE (NOR SHALL ITS LICENSORS BE LIABLE) TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, STRICT LIABILITY OR OTHERWISE, FOR ANY CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS ARISING OUT OF OR RELATED TO THE LICENSED INTELLECTUAL PROPERTY OR TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY.  NOTWITHSTANDING THE FOREGOING, THESE LIMITATIONS SHALL NOT APPLY TO ANY THIRD-PARTY CLAIM THAT IS THE SUBJECT OF SECTION 9, TO THE EXTENT SUCH THIRD PARTY HAS BEEN AWARDED SUCH DAMAGES.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.	DISPUTE RESOLUTION

11.1           Informal Resolution.  Subject to Section 12.7, in the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the “Dispute”), prior to instituting any arbitration on account of such Dispute, the Parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such Dispute to the Chief Executive Officer of Prometheus and the Chief Executive Officer of Rosetta.  In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within thirty (30) days of the first written request for dispute resolution under this Section 11.1, then the Parties shall resolve all such Disputes in accordance with Section 11.2.

11.2           Arbitration.  Subject to Section 12.7, if any Dispute has not been resolved by good faith negotiations between the Parties pursuant to Section 11.1 above, then the Parties shall settle the Dispute by submitting the matter to binding arbitration in accordance with Rules of the International Chamber of Commerce. The arbitration shall be held in the English language in New York.  In any such arbitration, Prometheus shall select one (1) arbitrator and Rosetta shall select one (1) arbitrator, who, in each case, shall have substantial expertise in the human diagnostics industry and shall be fluent in English.  The arbitrators selected by the Parties shall select a third arbitrator to act as Chairman, who shall be an experienced lawyer or judge (or retired lawyer or judge) and fluent in English.  Judgment upon the award may be entered in any court having jurisdiction.

11.3           Escrow.  In the event that any Dispute in excess of [***] is not resolved by the Chief Executive Officers within thirty (30) days after submission of the Dispute to the Executive Officers, and either Party initiates arbitration pursuant to Section 11.2, Prometheus shall have the obligation to pay into an escrow account (the “Escrow Account”) with a mutually acceptable, reputable commercial bank in the USA (the “Escrow Agent”) the amount of royalties are other amounts allegedly owed hereunder which Prometheus withheld as set-off for Prometheus’ reasonably claimed monetary damages in accordance with Section 12.2, subject to the following conditions:

11.3.1    The Parties shall split all costs relating to the Escrow Account, including setting up and maintaining the Escrow Account, provided that, the arbitrator shall have the right to award the costs relating to the Escrow Account to the Party prevailing in such arbitration.

11.3.2    All amounts paid into the Escrow Account in excess of any damages awarded to Prometheus shall be paid by the Escrow Agent promptly to Rosetta upon proof of determination of the Dispute, with interest on such amount calculated from the date such royalties were due at the lower of either [***] per year or the maximum amount permitted by applicable Law.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.4           Governing Law.  This Agreement shall be governed by the laws of the State of New York, excluding that body of law known as conflicts of law.

12.	MISCELLANEOUS

12.1           Unenforceability.  Both Parties hereby expressly state that it is the intention of neither Party to violate any Law.  If any of the provisions of this Agreement are held to be void or unenforceable, then the Parties shall use good faith efforts for a period of no more than ten (10) business days to replace such void or unenforceable provisions with valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties, failing which, such void or unenforceable provisions shall be deemed to be severed from this Agreement without replacement.

12.2           Compliance with Law.  Each Party shall comply with and shall use Commercially Reasonable Efforts to ensure that its and its Affiliates’ and sublicensees’ respective employees, agents, clinical institutions and clinical investigators comply with all applicable Laws in carrying out its rights and obligations under this Agreement.

12.3           No Waiver.  The failure by either Party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this Agreement.

12.4           Drafting; Fairness of Agreement.  This Agreement shall not be construed more strictly against one Party than the other because it may have been drafted by one of the Parties or its counsel, each Party having contributed through its counsel substantially and materially to the negotiation and drafting thereof pursuant to an arms-length negotiation.  Furthermore, the Parties acknowledge and agree that the terms and conditions set forth herein and the rights, obligations and consideration afforded to each of the Parties, are fair and reasonable, are not excessively onerous to one Party or the other  and are not materially outside the scope of what can reasonably considered market terms.

12.5           Assignment.  This Agreement and the Parties’ rights and obligations hereunder shall not be assignable except with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, except that  either Party shall have the right to assign this Agreement or its rights and obligations under this Agreement without the other Party’s prior written consent to any of its Affiliates, successors in interest or acquiror of all or substantially all of its assets relating to the Licensed Intellectual Property and the Licensed Products, including any successor in interest by way of any merger, consolidation, reincorporation or other reorganization; provided that such Affiliate, successor in interest or acquiror assumes all of such Party’s obligations under this Agreement (a “Permitted Successor”).  In addition, Rosetta covenants and agrees that it shall not assign, without Prometheus’ consent, which shall not be unreasonably withheld, any of the Licensed Intellectual Property to any Third Party other than to a Permitted Successor.

12.6           Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the Parties.  Except as otherwise provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other Party.  No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by such Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.7           Injunctive Relief.  Each of the Parties agrees that in the event of any breach of Article 6 (Confidential Information), (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist, and (c) damages would be difficult to determine.  Each of the Parties agrees that, in such case, the injured Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching Party shall waive any requirement that such Party post bond as a condition for obtaining any such relief.

12.8           Notices.  Every notice, election, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication required or permitted under this Agreement or by applicable Law shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the seventh (7th) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission (provided that, on that same date, a copy of such notice is sent by registered or certified mail, postage prepaid, return receipt requested), or (d) on the third (3rd) business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery (receipt verified), freight prepaid, addressed to the party for whom intended at the mailing address or facsimile number set forth below, or such other mailing address or facsimile number, notice of which is given in a manner permitted by this Section 12.8.

For Rosetta:

Rosetta Genomics Ltd.
10 Plaut St.
Rehovot
Israel, 76706
Attn: CEO
Facsimile: +972.73.222.0701

With a copy (which shall not constitute notice) to:

Office of General Counsel
10 Plaut St.
Rehovot
Israel, 76706
Attn: Tami Fishman Jutkowitz

And a second copy (which shall not constitute notice) to:

Mintz Levin PC
One Financial Center
Boston, MA 02111
USA
Attn: Jeff Wiesen

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For Prometheus:

Prometheus Laboratories Inc.
9410 Carroll Park Drive
San Diego, CA 92121
Attn:  President
Facsimile: (858) 410-1945

With a copy (which shall not constitute notice) to:

Prometheus Laboratories Inc.
9410 Carroll Park Drive
San Diego, CA 92121
Attn:  Legal Department
Facsimile: (858) 332-3393

12.9    Entire Agreement.  This Agreement and the Annexes and Schedules hereto (which are hereby incorporated herein) contain the entire understanding between the Parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, between the Parties hereto relating to such subject matter and to the extent relating to the Licensed Products.  No amendments, changes, modifications, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

12.10    Force Majeure.  If and to the extent that either Party is prevented or delayed by a Force Majeure Event from performing any of its obligations under this Agreement and promptly so notifies the other Party, specifying the matters constituting the Force Majeure Event together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its best endeavours to resume full performance thereof, provided that if the Force Majeure Event continues for a period of ninety (90) days or more following notification, the Party not affected by the Force Majeure Event may terminate this Agreement by giving not less than thirty (30) days prior notice to the other Party.  In addition, neither Rosetta nor Prometheus shall be obligated to make any payments for any part of any services not performed as a result of any Force Majeure Event.

12.11    Headings.  The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.12    Right of Set-Off.  Notwithstanding anything to the contrary in this Agreement, Prometheus shall have a right to set-off any Royalties or other amounts due to Rosetta under this Agreement only against any damages incurred by Prometheus and/or its Affiliate under this Agreement, subject to its obligations under Section 11.3.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.13    Costs and Expenses.  Except as otherwise expressly set forth in Section 3.2.3 or 3.2.4 or otherwise in the Development Plan, each Party shall bear its own costs and expenses in performing its obligations under the Development Plan and this Agreement.

12.14    Applicability of Section 365(n) of the Bankruptcy Code.

12.14.1    In the event Rosetta becomes a debtor under Title 11 of the U.S. Code, this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to “Intellectual Property” as defined therein and Prometheus and its Affiliates, and each of their successors and assigns as licensees shall have the rights and elections as specified in Section 365(n) of Title 11 of the U.S. Code.  Without limiting the foregoing, upon termination of this Agreement by a trustee or executor of Rosetta which has rejected this Agreement pursuant to any non-contractual rights afforded to it by applicable bankruptcy law and/or a U.S. or foreign bankruptcy court or other tribunal of competent jurisdiction, all rights and licenses herein granted to Prometheus shall nonetheless continue in full force and effect in accordance with the terms of this Agreement.

12.14.2    In the event Prometheus becomes a debtor under Title 11 of the U.S. Code, this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to “Intellectual Property” as defined therein and Rosetta and its Affiliates, and each of their successors and assigns as licensees shall have the rights and elections as specified in Section 365(n) of Title 11 of the U.S. Code.  Without limiting the foregoing,, upon termination of this Agreement by a trustee or executor of Prometheus which has rejected this Agreement pursuant to any non-contractual rights afforded to it by applicable bankruptcy law and/or a U.S. or foreign bankruptcy court or other tribunal of competent jurisdiction, all rights and licenses herein granted to Rosetta shall continue in full force and effect in accordance with the terms of this Agreement.

12.15    Counterparts.  This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof.

13.	CLOSING.

13.1           Closing Date.  The closing of the transactions, rights and obligations contemplated under this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins, LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130 (or at such other place as the parties may designate in writing) at 10:00 a.m. (local time) on a date to be specified by the parties, but no later than April 30, 2009, unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Effective Date.”

13.2           Deliverables at Closing by Rosetta.  At or before the Closing, Rosetta shall deliver to Prometheus the items described in clauses 13.2.1 through 13.2.5 below:

13.2.1    an executed copy of the Services Agreement to be attached as Annex C;

13.2.2    the pre-estimate of additional funding to be attached as Annex E pursuant to Section 3.2.4(b);

13.2.3    an executed copy of the Max Planck written statement referenced in Section 7.3.7;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.2.4    an executed copy of the Rockefeller written statement referenced in Section 7.3.7; and

13.2.5    an executed copy of the THM written statement referenced in Section 7.3.7, in the form set forth in Annex I hereto.

13.3           Deliverables at Closing by Prometheus.  At or before the Closing, Prometheus shall deliver to Rosetta the items described in clauses 13.3.1 through 13.3.3 below:

13.3.1    an executed copy of the Services Agreement to be attached as Annex C;

13.3.2    an executed copy of the THM written statement referenced in Section 7.3.7.

13.4           Conditions Precedent to Obligations of Prometheus.  The obligations of Prometheus under this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

13.4.1    The representations and warranties made by Rosetta in this Agreement or in any annex, exhibit, schedule or document delivered pursuant hereto shall be true and complete in all material respects, in each case when made and as of the Effective Date as if made on and as of that date (other than the representations and warranties that refer to a specific date);

13.4.2    All of the terms, covenants and conditions to be complied with and performed by Rosetta on or prior to the Effective Date shall have been complied with or performed in all material respects;

13.4.3    There shall not be in effect any Law or court of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement;

13.4.4    Since the Execution Date, no loss or modification of or limitation on any Upstream License Agreement shall have occurred without the written consent of Prometheus in its sole discretion, including, but not limited to, any forfeiture, expiration without renewal, termination or other loss thereof; and

13.4.5    Prometheus shall have received a certificate or certificates, dated as of the Closing, executed on behalf of Rosetta, by an authorized executive officer thereof, certifying in such detail as Prometheus may reasonably request that the conditions specified in subsections 13.4.1-13.4.4 hereof have been fulfilled.

13.5           Conditions Precedent to Obligations of Seller.  The obligations of Rosetta under this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all the following conditions:

13.5.1    All representations and warranties of Prometheus made in this Agreement or in any annex, exhibit, schedule or document delivered pursuant hereto shall be true and complete in all material respects, in each case when made and as of the Effective Date as if made on and as of that date (other than representations and warranties that refer to a specific date);

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.5.2    All of the terms, covenants and conditions to be complied with and performed by Prometheus on or prior to the Effective Date shall have been complied with or performed in all material respects; and

13.5.3    There shall not be in effect any Law or court of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

13.6           Waiver of Conditions.  Prometheus may unilaterally and in its sole discretion waive any of the conditions to Closing set forth herein.  Rosetta may unilaterally and in its sole discretion waive any of the conditions to Closing set forth herein.

13.7           Notifications.  Between the Execution Date and the Effective Date, Rosetta, on the one hand, and Prometheus, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 13.4 becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

13.8           No Negotiation.  Between the Execution Date and the Effective Date, Rosetta shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals, discuss or negotiate with, provide any information to (other than the publication and dissemination of the press release approved by Prometheus and set forth in Annex H), or consider the merits of any inquiries or proposals from any person or entity (other than Prometheus) relating to any transaction involving, in whole or in part, the Licensed Products, or that would otherwise compromise Rosetta’s ability to consummate the transactions contemplated in this Agreement or the Services Agreement.

[Remainder of Page Left Blank Intentionally]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the parties hereto have executed this License Agreement as of the date first set forth above.

ROSETTA GENOMICS LTD.

By:  /s/ Y. Chelouche
Name: Y. Chelouche
Title: Chairman

PROMETHEUS LABORATORIES INC.

By:  /s/ Joseph M. Limber
Name:  Joseph M. Limber
Title: President and Chief Executive Officer

CONFIDENTIAL

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex A
Licensed Intellectual Property

ANNEX A-1

ISSUED AND PENDING PRODUCT PATENTS

Part A:

	Application	Assignee	Application No.
1	[***]	[***]	[***]
2	[***]	[***]	[***]
3	[***]	[***]	[***]
4	[***]	[***]	[***]

PART B:

	Application	Assignee	Application No.
1	[***]	[***]	[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ANNEX A-2

ISSUED AND PENDING PLATFORM PATENTS

Part A:

	Application	Assignee	Application No.
1	[***]	[***]	[***]
2	[***]	[***]	[***]
3	[***]	[***]	[***]
4	[***]	[***]	[***]

PART B:

Application	Assignee	Application No.
[***]	[***]	[***]
[***]	[***]	[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex B
Development Plan

[to be completed]

FTE Rate for IBS and IBD Test Development Work

Rosetta FTEs used in the performance of Development Program activities relating to the IBS Test or IBD Test shall be budgeted at [***] US dollars [***] per year.  Rosetta shall be entitled to deduct FTE payments and other amounts from the Development Fund in accordance with the milestones for such deductions set forth elsewhere in the Development Plan.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex C
Services Agreement

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex D
Service Agreement Profits

Cost of Goods Sold:

Mesothelioma Test: [***] plus [***] of the prices stipulated in the Fee Schedule attached as Exhibit 1 to the Services Agreement

Squamous Test: [***] plus [***]of the prices stipulated in the Fee Schedule attached as Exhibit 1 to the Services Agreement

Mets Test: [***] plus [***] of the prices stipulated in the Fee Schedule attached as Exhibit 1 to the Services Agreement

The cost of goods sold for the Second Generation Mets Test, the IBS Test, and the IBD Test shall be determined taking into account the same elements (allowing for changes to the commercial technology platform) as the other Diagnostic Tests set forth above.

Either Party shall have the right, no more than once every six (6) months during the Term, to request a review of Rosetta’s cost of goods sold and to make any necessary increase or decrease to the amounts set forth above resulting from such review.  In connection with the foregoing, within thirty (30) days of such request, Rosetta shall provide Prometheus with reasonable written evidence of any actual change in Rosetta’s cost of goods sold.  Unless otherwise disputed by Prometheus in accordance with Section 11 of the Agreement, the adjustment to the costs of goods sold shall take effect ten (10) business days after Rosetta provides Prometheus with reasonable written evidence of such change.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex E
Estimate for Additional Development Expenses

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex F
Existing Research Agreements

1.	Material Transfer Agreement between University of Iowa Research Foundation and Rosetta Genomics Ltd. Dated February 3, 2009;

2.	Research and License Agreement between the University of Texas M.D. Anderson Cancer Center and Rosetta Genomics Ltd. Dated April 2008; and

3.	Research Agreement between the Johns Hopkins University and Rosetta Genomics Ltd. Dated August 27, 2008.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex G
Selected Provisions of JHU Agreement

The paragraph numbers below refer to paragraphs in the JHU Agreement as of the Effective Date.  All capitalized terms used in below in this Annex G  have the definitions set forth in the JHU Agreement, provided that references to Company shall be interpreted as applying to Prometheus.

6.2           Representations by JHU.  JHU warrants that it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government, and HHMI.  JHU warrants and represents that it has no knowledge of any legal suit, proceeding or claim of ownership by a third party contesting JHU’s ownership or the validity of the PATENT RIGHTS.  JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement.  EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS ARE PROVIDED “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY.  JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT.  COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR AS DEFINED IN THIS AGREEMENT.

7.1           Indemnification.  JHU, HHMI and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S), and any royalties JHU, HHMI and the Inventors may receive is not adequate compensation for such legal liability exposure.  Therefore, JHU requires Company to protect JHU, HMMI and the Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU, HHMI and Inventors.  Furthermore, JHU, HHMI and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S).

a)           Company, AFFILIATED COMPANY and SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgements, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property.  Practice of the inventions covered by LICENSED PRODUCT(S) by an AFFILIATED COMPANY or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) from Company, shall be considered Company’s practice of said inventions for purposes of this Paragraph.  The obligation of Company to defend and indemnify as set out in this Paragraph 7.1(a) shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATED COMPANY or SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

b)           HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Company, AFFILIATED COMPANY and SUBLICENSEE from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability.  The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or wilful misconduct of an HHMI Indemnitee.  The obligation of Company to defend and indemnity as set out in this Paragraph 7.1(b) shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATED COMPANY and SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this agreement.

10.1           Use of Name.  Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of the Howard Hughes Medical institute, The Johns Hopkins University or The Johns Hopkins Health System or any of their constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU.  Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least seven (7) business days notice of any proposed public disclosure for JHU’s and/or HHMI’s review and comment or to provide written consent.  For the purposes of this Paragraph, notice to HHMI should be directed to:

Howard Hughes Medical Institute
4000 Jones Bridge Road
Chevy Chase, Maryland 20815
Attn: Office of the General Counsel

Without limiting any of the foregoing, it is understood that the Company may use the name of the Howard Hughes Medical Institute, The Johns Hopkins University or The Johns Hopkins Health System in any filings as required by the SEC (or any other securities exchange authority), and may distribute any such filing in the ordinary course of its business.

10.4           Product Liability.  Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) in any particular country, Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S), product liability or other appropriate insurance coverage in the minimum amount of [***] dollars [***] per claim and will annually present evidence to JHU that such coverage is being maintained.  Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained.  JHU and HHMI shall be listed as an additional insureds in Company’s said insurance policies.  If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex H
Rosetta Press Release

Prometheus and Rosetta Genomics Announce License and Collaboration Agreement

MicroRNA-based Molecular Diagnostics to Mark Prometheus’ Entry into Oncology Market; Rosetta to Receive Milestones and Research and Development Funding plus Future Royalties

San Diego, Philadelphia and Rehovot, Israel, April 13, 2009 (tentative) – Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostic company, and Rosetta Genomics Ltd. (Nasdaq: ROSG), an innovative molecular diagnostic company, today announced the execution of a license and collaboration agreement under which Rosetta shall grant Prometheus U.S. rights to three recently introduced, microRNA-based cancer diagnostic tests: miRview™ mets, miRview™ squamous and miRview™ meso.

The terms of the license agreement provide for payments to Rosetta, either as milestones or research and development funding, as well as royalty payments on net sales in the U.S. Under the terms of a separate stock purchase agreement, Prometheus will also make an equity investment in Rosetta of $8 million at $4.00 per ordinary share, representing an approximate 41% premium over the closing price of Rosetta stock over three business days. The license and collaboration agreement and the stock purchase agreement are expected to close before the end of April 2009 and are subject to customary closing conditions.

In addition, Prometheus and Rosetta have agreed to collaborate to develop two new microRNA-based gastroenterology tests, which may result in additional, success-based milestones and royalty payments to Rosetta. Funding for development of these gastroenterology tests will be provided by Prometheus.

“Prometheus has established its position as a leader in the gastroenterology market by building an integrated portfolio of diagnostic and pharmaceutical products as well as a highly trained and efficient sales force,” said Joseph M. Limber, President and Chief Executive Officer of Prometheus. “Leveraging our core strengths, we intend to apply this business model to oncology, where there is an unmet need to guide the use of a growing number of targeted therapies. We believe these three molecular diagnostic tests can help oncologists personalize therapy and are ideally suited to lead our entry into the oncology market, while complementing our emerging internal oncology diagnostics program.”

“We believe that with this agreement Rosetta has proven the great commercial value of its first three products, and has established itself as a leader in the development of novel, molecular diagnostic products based on microRNAs. We are delighted to enter into this comprehensive partnership with Prometheus,” said Amir Avniel, President and Chief Executive Officer of Rosetta Genomics. “With Prometheus these tests now will be available across the U.S., and will be supported by an organization with a proven ability in diagnostic testing services and in launching new products.”

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

About miRview™ mets

miRview™ mets is designed to accurately identify the primary tumor site in patients presenting with metastatic cancer, as well as in patients whose tumor has not been identified and consequently has been labeled Cancer of Unknown Primary (CUP). As metastases need to be treated according to their primary origin, accurate identification of the primary origin is critical for determining optimal treatment, enabling better patient outcomes. Current diagnostic methods to identify the origin of a metastasis include a range of costly, time-consuming and at times inefficient tests. miRview™ mets offers physicians a fast, accurate and easy-to-interpret diagnosis of the predicted primary origin.

About miRview™ squamous

Using a single microRNA, miRview™ squamous is designed to differentiate squamous from non-squamous non-small cell lung cancer (NSCLC). When administered targeted therapy, whether currently available or under development, patients with differing histology, i.e. squamous or non-squamous NSCLC, have demonstrated histologic-specific response patterns ranging from a high incidence of severe or fatal bleeding in the lungs to poor response to treatment. Current methods for differentiating squamous from non-squamous NSCLC are not standardized, are difficult to reproduce and can have low accuracy. miRview™ squamous produces a single objective measure that indicates whether a sample is squamous or non-squamous NSCLC.

About miRview™ meso

miRview™ meso leverages microRNA’s high-specificity biomarkers to differentiate mesothelioma, a cancer connected to asbestos exposure, from other carcinomas in the lung and pleura, a medically and legally important differential diagnosis. As mesothelioma patients require specific treatment regimens, an accurate diagnosis is critical. Currently there is no single diagnostic test that is conclusive for this differentiation. In addition, pathological diagnosis may suffer from significant inter-observer variability, and in the absence of a single specific and reliable marker, mesothelioma can be difficult to identify from other cancers. miRview™ meso is a highly accurate test that may also assist physicians in ruling out mesothelioma in patients diagnosed with adenocarcinoma in the lung who have been exposed to mesothelioma-related substances, primarily asbestos particles and heavy metals.

About MicroRNA

MicroRNAs (miRNAs) are recently discovered, naturally occurring, small RNAs that act as master regulators and have the potential to form the basis for a new class of diagnostics and therapeutics. Since many diseases are caused by the abnormal activity of proteins, the ability to selectively regulate protein activity through microRNAs could provide the means to treat a wide range of human diseases. In addition, microRNAs have been shown to have different expression in various pathological conditions. As a result, these differences may provide for a novel diagnostic and therapeutic strategy for many diseases.

About Rosetta Genomics

Rosetta Genomics is a leading molecular diagnostics company committed to develop and commercialize products based on microRNAs for targeted therapy and preventive medicine. Rosetta developed a unique methodology to find microRNAs in body fluids and other clinical samples, and discovered in the past few years hundreds of novel microRNAs that can be used as important biomarkers and drug targets. Rosetta performs its commercial molecular diagnostics tests at Rosetta Laboratories in Philadelphia. Building on its strong intellectual property position and proprietary platform technologies, Rosetta is working on the application of these technologies in the development of novel molecular diagnostics products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

About Prometheus

Prometheus Laboratories Inc. is a specialty pharmaceutical and diagnostic company committed to developing and commercializing novel pharmaceutical and diagnostic products to help physicians individualize patient care. Prometheus is a leader in applying the principles of personalized medicine to the diagnosis and treatment of gastrointestinal diseases and intends to apply these principles to oncology. Its strategy includes the marketing and delivery of pharmaceutical products complemented by proprietary, high-value diagnostic testing services. By integrating pharmaceutical products and diagnostic testing services, Prometheus believes it can address the full continuum of care, thereby providing physicians with a comprehensive solution to treat chronic diseases. Prometheus’ corporate offices are located in San Diego.

Rosetta Forward-Looking Statements

Various statements in this release concerning Rosetta’s future expectations, plans and prospects, including without limitation, statements regarding the parties’ ability to consummate the transactions, relating to the role of microRNAs in human physiology and disease, the potential of microRNAs in the diagnosis and treatment of disease, the potential for milestone, royalty and other payments under the collaboration with Prometheus, and the potential development of two new microRNA-based gastroenterology tests, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Rosetta’s approach to discover microRNA technology and to work on the application of this technology in the development of novel diagnostics and therapeutic tools, which is unproven and may never lead to commercially accepted products or services; Rosetta’s ability to obtain, maintain and protect its intellectual property; Rosetta’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Rosetta’s need and ability to obtain additional funding to support its business activities; Rosetta’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; Rosetta’s ability to successfully develop its candidate tools, products and services; Rosetta’s ability to obtain regulatory clearances or approvals that may be required for its products and services; the ability to obtain coverage and adequate payment from health insurers for the products and services comprising Rosetta’s technology; competition from others using technology similar to Rosetta’s and others developing products for similar uses; Rosetta’s dependence on collaborators; and Rosetta’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of Rosetta’s Annual Report on Form 20-F for the year ended December 31, 2007 as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent Rosetta’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Rosetta does not assume any obligation to update any forward-looking statements unless required by law.

Contacts:

Ron Kamienchick	Bruce Voss	Pete De Spain
Rosetta Genomics	Lippert/Heilshorn & Associates	Prometheus Laboratories Inc.
646-509-1893	310-691-7100	858-587-4117
investors@rosettagenomics.com	bvoss@lhai.com	pdespain@prometheuslabs.com

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex I
Form of THM Written Statement

[Rosetta letterhead]

[date]

Tel Hashomer Medical Research Infrastructure and Services Ltd.
Tel Hashomer
52621
Israel

Dear [________]:

Rosetta Genomics Ltd. (“Rosetta”) and Tel Hashomer Medical Research Infrastructure and Services Ltd. (“THM”) are parties to a license agreement effective 30 July 2008 (the “Head License”).  As we have discussed, Rosetta has negotiated the terms of a license agreement  (the “License Agreement”) with Prometheus Laboratories Inc. (“Prometheus”) relating to the exploitation by Prometheus of certain Rosetta intellectual property in the territory for which Prometheus is licensed pursuant to the License Agreement (the “Territory”), including the grant of a sublicense under the Head License.

Prometheus has requested that THM provide a letter confirming and agreeing to the following:

1.  To THM’s knowledge, neither Rosetta nor THM is in material breach of the Head License.

2.  If the Head License is terminated for any reason, THM shall provide prompt notice thereof to Prometheus and, notwithstanding Section 7.04(A)(ii)(a) of the Head License and Section 2.5.1(c) of the License Agreement, provided that at the time the Head License is terminated as to Rosetta, Prometheus is not in breach of either (i) the License Agreement or (ii) the terms of the Head License applicable to sublicensees, THM shall be deemed to have granted a direct license to Prometheus, solely in the Territory but otherwise on the same terms as those set forth in the Head License, including without limitation Article 8 of the Head License (mutatis mutandis, as set forth in Appendix A hereto).   All capitalized terms used in Appendix A shall have the meanings given them in the Head License.  Prometheus shall notify THM within sixty (60) days of THM notifying Prometheus that the Head License has been terminated, whether or not it accepts the terms of the Head License. For clarity, as a condition of such direct license Prometheus shall assume responsibility for paying directly to THM any unpaid amounts equitably apportioned to the Territory (as set forth above) payable under the Head License by Rosetta to THM prior to the date of termination of the Head License, provided that, any amounts which have been paid by Rosetta to THM under the Head License, equitably apportioned to the Territory (as set forth above) shall be deemed to have been paid by Prometheus under the direct license and, provided further that, if Prometheus elects not to pay THM such amounts payable under the Head License by Rosetta prior to the date of termination, THM’s sole and exclusive recourse against Prometheus shall be termination of the direct license from THM to Prometheus hereunder.  Furthermore, THM’s termination of such direct license shall in no way affect any co-exclusive rights Prometheus may have obtained or obtain in the future by virtue of Rosetta’s joint ownership to inventions which were developed under the Head License.

My signature below confirms that Rosetta agrees with the terms and conditions set forth in this letter.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

I would appreciate your confirming THM’s agreement with paragraphs 1 and 2 above by signing a copy of this letter in the space indicated below and returning an original signed copy to me.  Thank you for your assistance with this matter.

 [closing]

[Rosetta signatory]

On behalf of Tel Hashomer Medical Research Infrastructure and Services Ltd., I confirm and agree to paragraphs 1 and 2 above.

____________________________________
(signature)

Name (printed): _______________________
Title: ________________________________
Tel Hashomer Medical Research Infrastructure and Services Ltd.

On behalf of Prometheus Laboratories Inc. I confirm and agree to paragraph 2 above.

____________________________________
(signature)

Name (printed): _______________________
Title: ________________________________
Prometheus Labs Inc.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix A

8.    Payments for License.

8.01.    In consideration for the grant and during the term of the License with respect to each Licensed Product, PROMETHEUS shall pay to THM:

(a)    Royalties of [***] of all Net Sales by or on behalf of PROMETHEUS; and ("Royalties")

(b)    [***] of any Sublicense Income ("Sublicense Fees").

8.02    Stacking Protection.

(a) In the event that PROMETHEUS becomes obligated to pay to Third Parties Royalties in consideration for the use of Intellectual Property Rights which are necessary in order to develop, manufacture and use the Licensed Product, or in order to provide the Licensed Product as a service test, and the aggregate amount of all royalties (including royalties to THM) shall exceed [***] of Net Sales, then the royalty rate will be reduced as follow: as for each additional percentage of royalties PROMETHEUS is required to pay to Third Party, PROMETHEUS shall be entitled to deduct an amount of [***],  provided that in no event the royalties due to THM under Section 8.01(i) be reduced to less than [***] of Net Sales (for example, if the aggregate royalties are [***], the royalties to THM would be reduced from [***] to [***]).

(b) In the event that PROMETHEUS becomes obligated to pay a share of Sublicense Income to  person or entity in consideration for the use of Intellectual Property Rights which are necessary in order to develop or manufacture the Licensed Product, or in order to provide the Licensed Product as a service test, and the aggregate share of Sublicense Income (including the share payable to THM) shall exceed [***] of Sublicense Income, then the share of Sublicense Income payable to THM will be as follow: for each additional percentage out of Sublicense Income PROMETHEUS is required to pay to Third Parties, PROMETHEUS shall be entitled to deduct an amount of [***] from the amount THM is entitled to, provided that in no event shall THM share of Sublicense Income under Section 8.01(ii) be reduced to less than [***] of Sublicense Income.

8.03.    For the purpose of computing the royalties due to THM hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

As of the Date of First Commercial Sale, not later than [***] after each last day of December, March, June, and September in each Calendar Year during the term of the License, PROMETHEUS shall submit to THM a detailed report of royalties or payments due THM under the terms of this Agreement for the preceding quarter year (hereinafter "the Quarter-Year Report").

Payment of the full amount of any royalties or other payments due to THM for the preceding quarter year shall accompany each Quarter-Year Report on royalties and payments. PROMETHEUS shall keep for a period of at least five (5) years after the date of entry, full, accurate and compete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to THM from PROMETHEUS pursuant to the terms of this Agreement.

8.04.    PROMETHEUS shall provide THM with the following written reports:  (a) a detailed quarterly report, commencing with the first calendar quarter in which any Net Sales are made, or Sublicense Income is received,  signed by the chief financial officer of PROMETHEUS, specifying all amounts payable to THM under this section 8 in respect of the previous quarter to which the report refers. Such report shall include: (i) [***]; (ii)  [***]; and (iii) [***]; and (b) following the Date of First Commercial Sale - [***], PROMETHEUS will provide THM with a detailed report, certified by its chief financial officer and by its independent auditor, stating all amounts due to THM pursuant to this section 8 in the reported year including relevant Invoices issued and all invoices and all payments received by PROMETHEUS with respect to its Net Sales and to the Sublicense Income as detailed in the quarterly reports.

8.05.    On reasonable notice and during regular business hours, the external auditor of THM shall each have the right to inspect the books of accounts, records and other relevant documentation of PROMETHEUS insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to THM hereunder. The cost of such inspection shall be borne by THM, unless it is determined in such inspection that THM has been underpaid in any period by more than [***] of the amount which THM should have been paid, in which case the cost of such inspection shall be reimbursed to THM by PROMETHEUS.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.